Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

MARATHON OIL COMPANY

as Seller

and

TRIANGLE USA PETROLEUM CORPORATION

as Buyer

TABLE OF CONTENTS

1.	DEFINITIONS; INTERPRETATION	1
1.1	Definitions	1
1.2	Interpretation	19
2.	PURCHASE AND SALE	20
2.1	Purchase and Sale of Assets	20
2.2	Consideration	20
2.3	Performance Deposit	20
2.4	Triangle Guaranty	21
2.5	Closing Payment	21
2.6	Closing Statement	22
2.7	Withholding	22
2.8	Proration of Costs and Revenues	23
3.	CLOSING	23
3.1	Closing	23
3.2	Effective Date	23
3.3	Buyer Deliverables	23
3.4	Seller Deliverables	24
3.5	Post-Closing Adjustment	25
4.	REPRESENTATIONS AND WARRANTIES OF BUYER	27
4.1	Representations	27
5.	REPRESENTATIONS AND WARRANTIES OF SELLER	29
5.1	Representations	29
6.	COVENANTS	33
6.1	Operations During the Interim Period	33
6.2	Access and Assistance	35
6.3	Further Assurances	36
6.4	Books and Records	36
6.5	Use of Seller Marks	37
6.6	Fees and Expenses	37
6.7	Tax Matters	37
6.8	Insurance	39
6.9	Casualty or Condemnation Loss	39
6.10	Title and Environmental Escrow Account	41
6.11	Replacement of Bonds, Letters of Credit, Guarantees and Security Deposits	41
6.12	Lease Expiration	42
6.13	AFEs	42
6.14	Successor Operator	43
6.15	Financial Statements	44
6.16	Partial Assignment and Release	44
7.	CONSENTS	44
7.1	Third Party Approvals	44
7.2	Preferential Rights to Purchase	44
7.3	Consents	45
8.	TITLE	46

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8.1	Exclusive Rights and Obligations	46
8.2	Title Review	46
8.3	Allocated Value	47
8.4	Defect Notice	47
8.5	Cure by Seller	47
8.6	Title Defect Amount	48
8.7	Title Defect Amount Limit	49
8.8	Title Benefit	49
8.9	Individual Title Threshold	50
8.10	No Agreement	50
8.11	Sole and Exclusive Remedy	51
9.	ENVIRONMENTAL MATTERS	51
9.1	Exclusive Rights and Obligations	51
9.2	Environmental Assessment	52
9.3	NORM and Hazardous Materials	52
9.4	Environmental Liability Notice	53
9.5	Environmental Liability Notice - Details	53
9.6	Cure by Seller	53
9.7	Individual Environmental Threshold	54
9.8	No Agreement	54
9.9	Sole and Exclusive Remedy	55
10.	AGGREGATE DEDUCTIBLE	55
11.	ASSUMPTION; INDEMNIFICATION; WAIVERS	56
11.1	Assumption	56
11.2	Indemnification	56
11.3	Express Negligence Rule	58
11.4	Limitations on Liability	58
11.5	Procedures	59
11.6	Waiver of Consequential Damages	62
11.7	Waivers and Disclaimers	62
11.8	Exclusive Remedy and Release	63
12.	CONDITIONS PRECEDENT TO CLOSING	64
12.1	Buyer’s Conditions Precedent	64
12.2	Seller’s Conditions Precedent	65
13.	TERMINATION	66
13.1	Termination Rights	66
13.2	Effect of Termination	67
13.3	Distribution of Deposit upon Termination	67
13.4	Extension Costs	68
14.	MISCELLANEOUS	68
14.1	Notices	68
14.2	Assignment	69
14.3	Rights of Third Parties	69
14.4	Counterparts	69
14.5	Entire Agreement	69
14.6	Disclosure Schedule	70

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14.7	Amendments	70
14.8	Publicity	70
14.9	Severability	71
14.10	Governing Law; Jurisdiction	71
14.11	Waivers	72
14.12	Recording	72
14.13	Conspicuous	72
14.14	Time of Essence	72

Exhibit A — Leases

Exhibit B — Wells

Exhibit C — Intentionally Omitted

Exhibit D — Conveyance

Exhibit E — Escrow Agreement

Exhibit F — Form of Triangle Guaranty

Exhibit G — Form of Partial Assignment and Release

Schedule 1 — Consents

Schedule 2 — Conflicts

Schedule 3 — Litigation

Schedule 4 — Absence of Certain Changes

Schedule 5 — Material Contracts

Schedule 6 — Environmental Matters

Schedule 7 — Current Commitments

Schedule 8 — Taxes

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the 14th day of May, 2014 (the “Execution Date”), by and between Marathon Oil Company, a corporation organized under the laws of the State of Ohio (“Seller”), and Triangle USA Petroleum Corporation, a corporation organized under the laws of the State of Colorado (“Buyer”).  In this Agreement, Buyer and Seller are each referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Seller owns the Assets (as defined below); and

WHEREAS, in accordance with the terms and conditions of this Agreement, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Assets in exchange for the Base Purchase Price (as defined below).

NOW, THEREFORE, in consideration of the above and of the mutual covenants and promises contained in this Agreement, the Parties agree as follows:

1.                                      DEFINITIONS; INTERPRETATION

1.1                               Definitions.

In this Agreement, the following terms have the given meanings:

(a)                                                              “AFE Costs” has the meaning set forth in Section 6.13(a).

(b)                                                              “AFEs” means authorizations for expenditures.

(c)                                                               “Affiliate” means with respect to any Person, and other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For purposes of this definition, “control” shall mean the ownership, legally or beneficially, directly or indirectly, of fifty percent (50%) or more of the voting shares or membership interest of any company or corporation or business entity.

(d)                                                              “Agreement” has the meaning set forth in the preamble.

(e)                                                               “Aggregate Deductible” has the meaning set forth in Section 10.

(f)                                                                “Allocated Value” means:

(i)                                     for each Well, the dollar value set forth on Exhibit B for such Well; and

(ii)                                  for each Lease, the dollar value set forth on Exhibit A for such Lease.

(g)                                                               “Arbitrator’s Closing Statement” has the meaning set forth in Section

3.5(b).

(h)                                                              “Assets” means:

(i)                                     one hundred percent (100%) of Seller’s right, title and interest in and to the Leases and any Wells located on the Leases or the Units, including the interests in the Wells listed on Exhibit B;

(ii)                                  a corresponding interest in:

(A)                               all Units;

(B)                               all Facilities;

(C)                               all surface fee interests, easements, servitudes, rights-of-way, surface leases, and other surface rights or interests appurtenant to, to the extent used or held for use in connection with, the Properties (excluding, in each case, Permits, which are addressed in Section 1.1(h)(ii)(F) below);

(D)                               all Hydrocarbons within, produced from or attributable to the Properties from and including the Effective Date, and all proceeds or accounts receivable resulting from the sale of any such Hydrocarbons, but excluding all inventories of Hydrocarbons (i.e., those Hydrocarbons stored in stock tanks, pipelines or other storage) located on the Properties as of the Effective Date and all proceeds or accounts receivable resulting from the sale of any such Hydrocarbons;

(E)                                the Contracts to which Seller is a party (or bound as a successor or assign of another party) and by which the Assets are bound or subject, including those Contracts  set forth in Schedule 5, but limited, in each case, to the extent that such Contracts are used in connection with, or relate to, the Properties or other Assets;

(F)                                 to the extent transferable (with consent, if applicable), all Permits, any variances or waivers related thereto and applications therefor to the extent relating to the Properties or other Assets;

(G)                               to the extent transferable (with consent, if applicable) and not covered by or included in any indemnity provided by Seller to Buyer under this Agreement, all rights to claims against, warranties made by, insurance proceeds held by, and indemnities and releases from, third parties to the extent relating to the Properties or other Assets or the Assumed Obligations;

(iii)                               the Records,

but excepting, reserving and excluding, in all such instances, the Excluded Assets.

(i)                                                                  “Assumed Obligations” has the meaning set forth in Section 11.1.

(j)                                                                 “Base Purchase Price” has the meaning set forth in Section 2.2.

(k)                                                              “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the states where the Assets are located and in the State of Texas, and that is not otherwise a federal holiday in the United States of America.

(l)                                                                  “Buyer” has the meaning set forth in the preamble.

(m)                                                          “Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).

(n)                                                              “Casualty Arbitrator” has the meaning set forth in Section 6.9(c).

(o)                                                              “Casualty Loss” has the meaning set forth in Section 6.9(a).

(p)                                                              “Casualty Loss Deductible” has the meaning set forth in Section 6.9(b)(ii).

(q)                                                              “Casualty Loss Threshold” has the meaning set forth in Section 6.9(b)(i).

(r)                                                                 “CERCLA” has the meaning set forth in Section 1.1(mm).

(s)                                                                “Claim Notice” has the meaning set forth in Section 11.5(a)(ii).

(t)                                                                 “Clean Air Act” has the meaning set forth in Section 1.1(mm).

(u)                                                              “Closing” has the meaning set forth in Section 3.1.

(v)                                                              “Closing Date” has the meaning set forth in Section 3.1.

(w)                                                            “Closing Payment” has the meaning set forth in Section 2.5.

(x)                                                              “Closing Statement” has the meaning set forth in Section 2.6.

(y)                                                              “Closing Statement Arbitrator” has the meaning set forth in Section 3.5(b).

(z)                                                               “Code” means the Internal Revenue Code of 1986, as amended.

(aa)                                                       “Confidentiality Agreement” means that certain confidentiality agreement between Seller and Buyer dated October 22, 2013.

(bb)                                                       “Consents” means those consents to assignment pertaining to the Assets and the transactions contemplated hereby as set out in Schedule 1.

(cc)                   “Contracts” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license and any legally binding commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

(dd)                  “Conveyance” means the conveyance of the Assets, substantially similar in form to the form of assignment attached hereto as Exhibit D.

(ee)                   “Cure Period” has the meaning set forth in Section 8.5.

(ff)                    “Defect Notice” has the meaning set forth in Section 8.2.

(gg)                   “Defensible Title” means Seller’s title which, as of the Closing Date and subject to any Permitted Encumbrance, in respect of each Well or Lease:

(i)            entitles Seller to receive and retain throughout the duration of the productive life of such Well or Lease (as applicable) a Net Revenue Interest not less than the Net Revenue Interest shown on Exhibit B in respect of such Well or on Exhibit A in respect of such Lease (as applicable) of all Hydrocarbons produced, saved and marketed from such Well or Lease (as applicable); and

(ii)           obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Well or Lease (as applicable) not greater than the “Working Interest” or “WI” shown on Exhibit B in respect of such Well or on Exhibit A in respect of such Lease (as applicable), without increase throughout the productive life of such Lease or Well (as applicable), except as shown on Exhibit B in respect of such Well or on Exhibit A in respect of such Lease (as applicable), unless there is a corresponding proportionate increase in Seller’s Net Revenue Interest in such Well or Lease (as applicable);

(iii)          as to each Lease only, results in the amount of Net Mineral Acres covered by or attributable to Seller’s interests in such Lease being not less than the Net Mineral Acres shown on Exhibit A for such Lease; and

(iv)          as to Seller’s interest in such Well or Lease, is free from Liens.

(hh)                  “Deficiency Acres” has the meaning set forth in Section 8.6(e).

(ii)                     “Direct Claim” has the meaning set forth in Section 11.5(d).

(jj)                    “Effective Date” means as of 12:01 am (in the state in which the relevant Property is located) on January 1, 2014.

(kk)                  “Environmental Arbitrator” has the meaning set forth in Section 9.8(b).

(ll)                     “Environmental Assessment” has the meaning set forth in Section 9.2.

(mm)                “Environmental Law” means any Law, legally enforceable requirements or policy of any Governmental Authority, and any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health or safety or the environmental conditions on, under, or about any Asset, including soil, sediment, surface water, groundwater, and indoor and ambient air conditions or the reporting, response to or remediation of environmental contamination required by a Governmental Authority, including the Clean Air Act, as amended (the “Clean Air Act”), the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Endangered Species Act, as amended, the Occupational Safety and Health Act, as amended, and the Hazardous Materials Transportation Act, as amended, any counterparts under state or local laws, and any regulations promulgated thereunder and including relating to Hazardous Material (including the use, handling, transportation, production, Release, treatment, storage, recycling, or disposal thereof).  For the avoidance of doubt and notwithstanding anything herein to the contrary, the term “Environmental Laws” does not include, and is not intended to include, Laws relating to Hydrocarbons that are unrelated to environmental, health or safety matters involving the surface transportation, storage or Release of Hydrocarbons, or the Release of Hydrocarbons into the soil, surface water, groundwater or air at any of the Assets.

(nn)                  “Environmental Liability” means an alleged violation of Environmental Law or other liability under Environmental Law with respect to an Asset.

(oo)                  “Environmental Liability Amount” has the meaning set forth in Section 9.5(d).

(pp)                  “Environmental Liability Notice” has the meaning set forth in Section 9.4.

(qq)                  “Environmental Permit” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities required by Environmental Laws for the operation of the Assets.

(rr)                    “Escrow Account” means the account maintained by the Escrow Agent and initially funded with the Title / Environmental Escrow Deposit.

(ss)                    “Escrow Agent” means JPMorgan Chase Bank, N.A.

(tt)                    “Escrow Agreement” means an escrow agreement between Seller, Buyer and Escrow Agent substantially in the form set forth in Exhibit E.

(uu)                  “Estimated Closing Payment” has the meaning set forth in Section 2.6.

(vv)                  “Examination Period” has the meaning set forth in Section 8.2.

(ww)                 “Excepted Matters” means Seller’s representations, warranties, covenants agreements and indemnities set forth in Sections 2.8, 3.5, 5.1(a), 5.1(b), 5.1(c)(ii), 5.1(f), 5.1(h), 6.3, 6.6, 6.7, 11.2(a)(iv) and 11.2(a)(viii).

(xx)                  “Excluded Assets” means:

(i)            the Excluded Records;

(ii)           to the extent (and then only to the extent) not directly related to any Assumed Obligation, all claims and causes of action of Seller or any of its Affiliates arising under or with respect to any Contract that is part of the Assets that are attributable to the period of time prior to the Effective Date;

(iii)          to the extent (and then only to the extent) not directly related to any Assumed Obligation, all rights and interests of Seller or its Affiliates (A) under any indemnity agreement, (B) under any bond or similar instrument, and (C) to any condemnation proceeds or awards;

(iv)          any Taxes, Tax refunds or Tax carry-forward amounts attributable to the Assets prior to the Effective Date or to Seller’s business generally;

(v)           all tools, equipment, materials and other personal property held for use in connection with the operation of the Wells and located at the Strand disposal well site (excluding appurtenances to the Strand disposal Well, such Well which is set forth on Exhibit B and has API # 33105901850000);

(vi)          all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(vii)         all data that cannot be disclosed to Buyer as a result of confidentiality restrictions under agreements with third parties, provided that Seller will use its commercially reasonable efforts to obtain waivers of such confidentiality restrictions prior to Closing;

(viii)        to the extent (and then only to the extent) not related to any Assumed Obligation, all property, rights and assets of Seller not included within the definition of Assets; and

(ix)          any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 7.2(b) or Section 7.3(b); and

(x)           all of Seller’s insurance policies in force and effect in relation to the Assets, and all rights and interests thereto.

(yy)                  “Excluded Records” means:

(i)            all corporate, financial, income and franchise Taxes and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets);

(ii)           any records to the extent disclosure or transfer is restricted by any third party license agreement, other third party agreement or applicable Law, provided that Seller will use its commercially reasonable efforts to obtain waivers of such confidentiality restrictions;

(iii)          computer software and data;

(iv)          all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel, other than copies of:

(A)          title opinions;

(B)          Contracts constituting part of the Assets; and

(C)          records and files relating to any of the Assumed Obligations;

(v)           personnel records;

(vi)          records relating to the sale of the Assets, including bids received from and records of negotiations with third parties;

(vii)         all geophysical and other seismic and related technical data and information relating to the Assets to the extent (and only to the extent) such data and information is not transferable without penalty or payment, if any, or licensed from a third party; and

(viii)        any records with respect to the other Excluded Assets.

(zz)                   “Execution Date” has the meaning set forth in the preamble.

(aaa)                “Extension Costs” has the meaning set forth in Section 6.12(a).

(bbb)                “Facilities” means all facilities, infrastructure, central processing facilities, equipment, pipe, and other personal property located on the Leases or used or held for use in connection with the exploration, development, or operation of the Leases or Wells or the production, treatment, storage, compression, processing, sale, marketing, or transportation of Hydrocarbons from the Leases and Wells.

(ccc)                 “Final Closing Statement” has the meaning set forth in Section 3.5(b).

(ddd)                “Final Settlement Date” has the meaning set forth in Section 3.5(a).

(eee)                 “GAAP” means generally accepted accounting principles of the United States, consistently applied.

(fff)                  “Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a Party or any of its respective properties or assets.

(ggg)                 “Hazardous Material” means: (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA or any applicable state counterpart; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, NORM, or any contaminant or pollutant, as those or similar terms are defined or regulated by any Environmental Law; (d) any asbestos containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; or (f) any hazardous air pollutant which is so designated by the Clean Air Act or the U.S. Environmental Protection Agency.

(hhh)                “Hedge” means any swap, collar, floor, cap, option or other Contract that is intended to eliminate or reduce the risk of fluctuations in the price of Hydrocarbons.

(iii)                    “Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith, including coalbed methane gas, CO2, helium and all other minerals of every kind and character that may be covered by or included in any of the Assets.

(jjj)                   “Indemnified Party” has the meaning set forth in Section 11.5(a).

(kkk)                “Indemnifying Party” has the meaning set forth in Section 11.5(a)(i).

(lll)                    “Indemnity Cap” means an amount equal to fifteen percent (15%) of the Base Purchase Price.

(mmm)            “Individual Environmental Threshold” has the meaning set forth in

Section 9.7.

(nnn)                “Individual Title Threshold” has the meaning set forth in Section 8.9.

(ooo)                “Interim Period” means the period from the Execution Date through and including the Closing Date.

(ppp)                “Knowledge” means, with respect to a Party, the actual knowledge of any of the executive officers or senior management employees of such Party, after having made due inquiry and investigation of other employees of such Party or its Affiliates (but not, for the avoidance of doubt, employees of unaffiliated third parties).

(qqq)                “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, rule, code, decree or other requirement or rule of law.

(rrr)                   “Leases” means the Hydrocarbon leases listed on Exhibit A.

(sss)                  “Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Authority.

(ttt)                   “Liens” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, charge, adverse claim, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, preferential arrangement or restriction or limitation of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (including any contract granting any of the foregoing).

(uuu)                “Losses” has the meaning set forth in Section 11.2(a).

(vvv)                “Lowest Cost Response” means the response required or allowed under Environmental Laws and any applicable Lease or third party agreement in effect on the Closing Date (but only to the extent such Lease or third party agreement expressly requires responding to a standard that is more stringent or costly than the response required or allowed under Environmental Laws or the lessor’s or third party’s consent is required for the proposed response and such lessor or third party does not grant its consent), that completely addresses and resolves (for current and future use in the same manner as being currently used) the identified condition in its entirety at the lowest cost (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response might consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls, or the recording of notices in lieu of remediation, (in each case) if such response is allowed under Environmental Laws and any applicable Lease or third party agreement in effect as of the Closing Date and such response completely addresses and resolves (for current and future use in the same manner as being currently used) the identified condition in its entirety. The Lowest Cost Response shall not include (a) the costs of Buyer’s and/or its Affiliate’s employees, or, if Seller is conducting the response, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business in the absence of a violation of Environmental Law or Release of Hazardous Substances or Hydrocarbons, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities, maintenance on active RCRA waste management units, and operation and oversight of active RCRA waste management units, (c) overhead costs of Buyer and/or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date or, if prior to the Closing Date, the date on which the response action is being undertaken (unless such costs and expenses are required to comply with the applicable Lease or third party agreement), and/or (e) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM unless required to address a violation of Environmental Law.

(www)              “Material Adverse Effect” means any event, change, circumstance, occurrence, condition, fact, result, effect or other matter (whether foreseen or not) that has had or will have, individually or in the aggregate with any other events or circumstances, a material adverse effect on the ownership, operation or value of the Assets, taken as a whole and as currently operated as of the date of this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes, after the Execution Date, in Laws, GAAP or enforcement or interpretation thereof, (iii) changes that generally affect the oil and gas industry and market in the area in which the Assets are located, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) changes generally affecting independent oil and gas exploration and production companies (including changes in the market price of Hydrocarbons), (vi) any action taken or failed to be taken as required pursuant to this Agreement or at the written request of, or consented to in writing by, Buyer (in each case) so long as such action or inaction does not result in any Casualty Loss or any loss or damage to Persons or property or any other unintended Loss, or (vii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing, except to the extent such circumstance, change, effect, occurrence, condition, fact, result, effect or other matter resulting or arising from clauses (i), (iii), (iv), or (v) above materially and disproportionately affects such Person relative to other participants in the onshore oil and gas exploration and production industry in any state where the applicable Asset is located.

(xxx)                “Material Contracts” means any of the following Contracts to which Seller is a party (or bound as a successor or assign of another party) and by which Buyer as owner of the Assets would be bound or subject from and after the Effective Date:

(i)            Contracts that can reasonably be expected to involve obligations of, or payments from the owner of the Assets after the Effective Date in excess of seven hundred and fifty thousand dollars ($750,000.00);

(ii)           participation agreements, joint development agreements, area of mutual interest agreements, exploration agreements, asset purchase agreements, farmin and farmout agreements, partnership agreements, joint venture agreements, operating agreements, unit agreements, data license agreements, area of mutual interest agreements or acreage dedication agreements; production payment contracts;

(iii)          Contracts for the purchase, sale, gathering, processing, storage or transportation of production from the Assets or otherwise relating to the marketing of production from the Assets, other than contracts which will terminate not more than two (2) months after the Closing Date or are subject to cancellation on not more than thirty (30) days’ notice, in each case without penalty or other detriment to Seller or Buyer (as successor to Seller);

(iv)          any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business with respect to the Assets;

(v)           any Contract between Seller and Affiliate of Seller that will not be terminated prior to Closing;

(vi)          any guaranty, bond, letter of credit, credit agreement, loan agreement, bond or similar instrument:

(vii)         any Contract containing a call on production of Hydrocarbons; or

(viii)        any Hedges.

(yyy)                “Net Mineral Acres” means, with respect to each Lease:

(i)            the number of gross acres in the land covered by such Lease;

multiplied by

(ii)           the undivided mineral interest in such lands covered by such Lease; multiplied by

(iii)          Seller’s working interest in such Lease.

(zzz)                 “Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from a Well or Lease, net of royalty, overriding royalty interest and other similar burdens.

(aaaa)              “NORM” means naturally occurring radioactive material.

(bbbb)              “Notice of Disagreement” has the meaning set forth in Section 3.5(a).

(cccc)               “Notices” has the meaning set forth in Section 14.1.

(dddd)              “Oneok Agreement” means that certain Gas Purchase Agreement by and between Bear Paw Energy, LLC and Seller effective as of July 1, 2007, as amended.

(eeee)               “Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

(ffff)                “Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, by-laws, partnership agreement, regulations, limited liability company agreement or similar organizational document or agreement, as applicable, of such Person.

(gggg)               “OSHA” means the Occupational Safety and Health Act, as amended.

(hhhh)              “Partial Assignment and Release” means the Partial Assignment and Release substantially in the form of Exhibit G with such changes (if any) as to which the Parties mutually agree.

(iiii)                   “Party” and “Parties” have the respective meanings given to such terms in the preamble.

(jjjj)                  “Performance Deposit” has the meaning set forth in Section 2.3.

(kkkk)              “Performance Deposit Escrow Agreement” means an escrow agreement between Seller, Buyer and Escrow Agent covering the Performance Deposit.

(llll)                   “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities.

(mmmm)        “Permitted Encumbrances” means: Liens for Taxes, assessments and governmental charges or levies not yet due and payable as of the Closing Date;

(i)            operators,’ materialmen’s, mechanics,’ carriers,’ workmen’s, landlords’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business and with respect to which the underlying obligation is not delinquent or is being contested in good faith;

(ii)           royalties of a lessor, overriding royalties, nonparticipating royalties, net profits interests, carried interests, production payments, reversionary interests and other similar burdens, if the net cumulative effect of such burdens does not operate to individually or in the aggregate:

(A)          reduce Seller’s Net Revenue Interest in any Well or Lease below the amount shown on Exhibit B in respect of such Well or on Exhibit A in respect of such Lease;

(B)          increase Seller’s working interest in any Well above that shown on Exhibit B in respect of such Well; or

(C)          (x) reduce Seller’s Net Mineral Acres for any Lease to an amount less than the Net Mineral Acres set forth on Exhibit A in respect of such Lease or (y) increase Seller’s Net Mineral Acres for any Lease (due to an increased working interest, unless there is a corresponding proportionate increase in Seller’s net revenue interest in such Lease) more than the Net Mineral Acres set forth on Exhibit A in respect of such Lease;

(iii)          the Material Contracts so long as no such Material Contract operates to;

(A)          reduces Seller’s Net Revenue Interest in any Well or Lease below the amount shown on Exhibit B in respect of such Well or on Exhibit A in respect of such Lease;

(B)          increases Seller’s working interest in any Well above that shown on Exhibit B in respect of such Well; or

(C)          (x) reduces Seller’s Net Mineral Acres for any Lease to an amount less than the Net Mineral Acres set forth on

Exhibit A in respect of such Lease or (y) increases Seller’s Net Mineral Acres for any Lease (due to an increased working interest, unless there is a corresponding proportionate increase in Seller’s net revenue interest in such Lease) more than the Net Mineral Acres set forth on Exhibit A in respect of such Lease;

(iv)          Preferential Purchase Rights, Consents and required third party consents to assignment and similar agreements;

(v)           all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of the Assets or interest therein or sale of production therefrom (in each case) if the same are customarily obtained subsequent to such sale or conveyance;

(vi)          easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like and conditions, covenants or other restrictions, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the Assets, (in each case) which do not operate to materially interfere with current or anticipated operations on the Assets and which  do not operate, individually or in the aggregate, to;

(A)          reduce Seller’s Net Revenue Interest in any Well or Lease below the amount shown on Exhibit B in respect of such Well or on Exhibit A in respect of such Lease;

(B)          increase Seller’s working interest in any Well above that shown on Exhibit B in respect of such Well; or

(C)          (x) reduce Seller’s Net Mineral Acres for any Lease to an amount less than the Net Mineral Acres set forth on Exhibit A in respect of such Lease or (y) increase Seller’s Net Mineral Acres for any Lease (due to an increased working interest, unless there is a corresponding proportionate increase in Seller’s net revenue interest in such Lease) more than the Net Mineral Acres set forth on Exhibit A in respect of such Lease;

(vii)         defects or irregularities arising out of lack of authorization with respect to documents executed by (i) an officer presumed under applicable Law to have such authority or (ii) other Person’s presumed under applicable Law to have such authority (unless, in either case, Buyer provides evidence that such action was not authorized and results in another Person’s superior claim of title to the relevant Well or Lease);

(viii)        defects or irregularities that have been cured or remedied by applicable statutes of limitation;

(ix)          defects or irregularities in the chain of title consisting of omissions of heirship proceedings if the matters to be covered by such omitted heirship proceedings are covered by appropriate affidavits of heirship;

(x)           defects or irregularities in the chain of title consisting of the failure to recite marital status in documents;

(xi)          the terms and conditions of the Leases and the contracts, agreements or other instruments constituting part of the Assets, as well as the terms and conditions of all assignments and conveyances of any of the Assets to Seller, (in each case) so long as such Leases, contracts, agreements,  other instruments, assignments and conveyances do not operate, individually or in the aggregate, to;

(A)          reduce Seller’s Net Revenue Interest in any Well or Lease below the amount shown on Exhibit B in respect of such Well or on Exhibit A in respect of such Lease;

(B)          increase Seller’s working interest in any Well above that shown on Exhibit B in respect of such Well; or

(C)          (x) reduce Seller’s Net Mineral Acres for any Lease to an amount less than the Net Mineral Acres set forth on Exhibit A in respect of such Lease or (y) increase Seller’s Net Mineral Acres for any Lease (due to an increased working interest, unless there is a corresponding proportionate increase in Seller’s net revenue interest in such Lease) more than the Net Mineral Acres set forth on Exhibit A in respect of such Lease;

(xii)         any matter waived in writing by Buyer;

(xiii)        all Liens released prior to or at Closing;

(xiv)        so long as such rights have not been triggered, conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Leases to a third party upon final intention to abandon or release such Lease;

(xv)                          the terms and conditions of that certain Farmout Agreement by and between Marathon Oil Company and HRC Energy, LLC dated effective as of October 15, 2013; and

(xvi)                       all other Liens, defects, instruments, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets (in each case) that, individually or in the aggregate, do not materially detract from the value of or materially interfere with the operation or use of the Assets, materially detract from the ability of Seller to obtain access, produce, gather, treat, transport, process or otherwise market Hydrocarbons and which do not, individually or in the aggregate:

(A)                               reduce Seller’s Net Revenue Interest in any Well or Lease below the amount shown on Exhibit B in respect of such Well or on Exhibit A in respect of such Lease;

(B)                               increase Seller’s working interest in any Well above that shown on Exhibit B in respect of such Well; or

(C)                               (x) reduce Seller’s Net Mineral Acres for any Lease to an amount less than the Net Mineral Acres set forth on Exhibit A in respect of such Lease or (y) increase Seller’s Net Mineral Acres for any Lease (due to an increased working interest, unless there is a corresponding proportionate increase in Seller’s net revenue interest in such Lease) more than the Net Mineral Acres set forth on Exhibit A in respect of such Lease.

(nnnn)                                         “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any other entity of any kind.

(oooo)                                         “Preferential Purchase Right” has the meaning set forth in Section 7.2(a).

(pppp)                                         “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation, or dispute commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

(qqqq)                                         “Production Taxes” means all ad valorem, property, production, excise, net proceeds, severance, windfall profit, sales, use, value-added, and withholding taxes and all other similar obligations assessed against the Assets or based upon or measured by ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, (excluding franchise, margin, income or similar Taxes) including all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto, whether disputed or otherwise.

(rrrr)                                                     “Property Costs” means all costs, expenses and other expenditures incurred in the ordinary course of business in respect of owning, developing, operating and maintaining the Assets (including renewals and extensions of the Leases, subject to Section  6.12) and in accordance with the relevant operating agreement, where applicable, including development costs and expenditures related to confirming title, permitting, drilling, completing, fracturing, testing, deepening, plugging back, side tracking, reworking and operating Wells, costs associated with gathering, transporting, processing and marketing production from the Properties; provided, however, that Property Costs shall not include any costs or expenses attributable to any curative actions by Seller with respect to Title Defects or Environmental Liabilities, any costs incurred on account of Seller’s breach of this Agreement, any costs incurred by Seller outside of the ordinary course of business, any Extension Costs or any AFE Costs paid by Seller or Buyer.

(ssss)                                                 “Properties” means, collectively, the Facilities, Leases, Wells and Units.

(tttt)                                                     “RCRA” has the meaning set forth in Section 1.1(mm).

(uuuu)                                         “Records” has the meaning set forth in Section 6.4(a).

(vvvv)                                         “Release” means any spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, disposing, migrating, injecting, escaping, leaching or dumping into the environment.

(wwww)                                 “Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents, or advisors (including attorneys, accountants, consultants, bankers, financial advisors, and any representatives of those advisors).

(xxxx)                                         “SEC” has the meaning set forth in Section 6.15.

(yyyy)                                         “SEC Documents” has the meaning set forth in Section 6.15.

(zzzz)                                             “Secondary Indemnity Cap” means an amount equal to the Base Purchase Price, as adjusted in accordance with Section 2.2.

(aaaaa)                                  “Seller” has the meaning set forth in the preamble.

(bbbbb)                                  “Seller Indemnified Parties” has the meaning set forth in Section 11.2(b).

(ccccc)                                       “Seller Marks” has the meaning set forth in Section 6.5.

(ddddd)                                  “Suspense Amounts” means all proceeds from sales of Hydrocarbons relating to the Leases that are payable by Seller to owners of working interests, royalties or overriding royalties that are held in suspense by Seller as of the Closing Date (including funds held in suspense for unleased mineral interests).

(eeeee)                                       “Tax Audit” means any audit, adjustment, claim, examination, assessment, contest, or other proceeding with respect to Taxes.

(fffff)                                            “Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

(ggggg)                                       “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts, or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, any taxes of another Person for franchise tax in the applicable state arising out of the Seller’s inclusion in a combined tax report with such Person, and assessments, charges, duties, fees, levies, imposts, or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise.

(hhhhh)                                  “Third Party Claim” has the meaning set forth in Section 11.5(a).

(iiiii)                                                      “Title Arbitrator” has the meaning set forth in Section 8.10(b).

(jjjjj)                                                 “Title Benefit” means any right, circumstance or condition that operates to:

(i)                                     increase Seller’s Net Revenue Interest in any Well or Lease above that shown therefor on Exhibit B or Exhibit A (as applicable) without causing a greater than proportionate increase in Seller’s “working interest” or “WI” above that shown on Exhibit B or Exhibit A (as applicable);

(ii)                                  decrease Seller’s “Working Interest” or “WI” below that shown on Exhibit B or Exhibit A (as applicable) without a proportionate decrease in Seller’s Net Revenue Interest below that shown on Exhibit B or Exhibit A (as applicable); or

(iii)                               in the case of Leases that are currently held by production or, if not held by production, with a remaining primary term of at least 12 months from the Effective Date (including any Lease term extended in accordance with Section 6.12), increase Seller’s Net Mineral Acres (other than increases attributable to an increased Working Interest in the affected Lease, unless there is a corresponding proportionate increase in Seller’s Net Revenue Interest in such Lease) for any such Lease above that shown therefor on Exhibit A.

(kkkkk)                                  “Title Benefit Amount” has the meaning set forth in Section 8.8.

(lllll)                                                      “Title Defect” means any matter that would cause Seller to have less than Defensible Title to the Leases or the Wells

(mmmmm)              “Title Defect Amount” has the meaning set forth in Section 8.6.

(nnnnn)                                  “Title / Environmental Escrow Deposit” has the meaning set forth in Section 6.10(a).

(ooooo)                                  “Title Review” has the meaning set forth in Section 8.2.

(ppppp)                                  “TPC” means Triangle Petroleum Corp., the ultimate parent company of Buyer.

(qqqqq)                                  “Transaction Documents” means those documents executed pursuant to this Agreement.

(rrrrr)                                                 “Triangle Guaranty” means a payment guaranty from TPC in favor of Seller substantially in the form set forth in Exhibit F dated as of the Execution Date.

(sssss)                                            “Units” means all pooled, communitized, or unitized acreage which includes all or any part of the Leases, and all tenements, hereditaments, and appurtenances belonging to the Leases and Units.

(ttttt)                                                 “Wells” means any and all oil, gas, water, or injection wells located on the Leases or the Units, including the interests in the wells listed on Exhibit B.

1.2                               Interpretation.

(a)                                                              In this Agreement:

(i)                                     references to a person include an individual, a body corporate, a partnership and an unincorporated association of persons; and

(ii)                                  references to a Party include references to the successors or assigns (immediate or otherwise) of such Party.

(b)                                                              The headings in this Agreement do not affect its interpretation.  The preamble and recitals to this Agreement shall form a part hereof.

(c)                                                               The Schedules and Exhibits to this Agreement form part of this Agreement, and any reference to “Clauses,” “Schedules” or “Exhibits” means a clause, schedule or exhibit to this Agreement respectively.

(d)                                                              The words “includes” or “including” shall mean “including without limitation”.

(e)                                                               If there is any conflict or inconsistency between a term in the main part of this Agreement and a term in any of the Schedules or other documents referred to or otherwise incorporated into this Agreement, the term in the main part of this Agreement shall prevail to the extent of the conflict or inconsistency.

(f)                                                                The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.

(g)                                                               Reference to any agreement (including this Agreement), document or instrument shall include such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time.

2.                                      PURCHASE AND SALE

2.1                               Purchase and Sale of Assets.

Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing, the Assets. The Assets shall be transferred by Seller to Buyer by delivery of the Conveyance at Closing.

2.2                               Consideration.

In consideration for the purchase of the Assets, Buyer shall pay to Seller One Hundred Million Dollars ($100,000,000) (the “Base Purchase Price”), as adjusted in accordance with Sections 2.5, 2.6 and 3.5 herein (as applicable).

2.3                               Performance Deposit.

Buyer shall pay to the Escrow Agent a deposit of Five Million Dollars ($5,000,000.00) (such amount, together with interest thereon, the “Performance Deposit”) in cash by wire transfer in immediately available funds no later than the Execution Date in order to assure Buyer’s performance of its obligations hereunder.  The Performance Deposit shall be held by the Escrow Agent pursuant to the Performance Deposit Escrow Agreement and this Agreement until Closing and shall be applied as a credit against the Closing Payment.  If this Agreement is terminated without a Closing, then the distribution of the Performance Deposit shall be governed by the provisions of Section 13.3.

2.4                               Triangle Guaranty.

Buyer shall deliver to Seller the Triangle Guaranty no later than the Execution Date.

2.5                               Closing Payment.

At Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to the account designated by Seller an amount equal to the Base Purchase Price:

(a)                                                              less the amount of the Performance Deposit received by Seller on or prior to Closing;

(b)                                                              less the amount of the aggregate of all Title Defect Amounts applicable to all outstanding Title Defects to the extent not included in the Title / Environmental Escrow Deposit;

(c)                                                               less the amount of the aggregate of the Environmental Liability Amounts applicable to all outstanding Environmental Liabilities to the extent not included in the Title / Environmental Escrow Deposit;

(d)                                                              less the Allocated Value of any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 7.2 or Section 7.3;

(e)                                                               less the sum of all proceeds received by Seller and attributable to the Assets on or after the Effective Date, including the sale of Hydrocarbons produced from or attributable to the Properties (other than the sale of inventories of Hydrocarbons located on the Properties as of the Effective Date);

(f)                                                                less the amount of the aggregate of the Title / Environmental Escrow Deposit;

(g)                                                               plus the sum of Property Costs incurred by or on behalf of Seller in the ordinary course of business on or after the Effective Date and paid by Seller prior to the Closing Date, and ad valorem, production and severance taxes;

(h)                                                              less, to the extent that Seller is overproduced as of the Effective Date, an amount equal to the product of such overproduced volumes times (A) $7.01/MMBtu for gaseous Hydrocarbons and (B) $91.36/Bbl for liquid Hydrocarbons, as applicable;

(i)                                                                  less, to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Date, an amount equal to the product of the underdelivered volumes times (A) $7.01/MMBtu for gaseous Hydrocarbons and (B) $91.36/Bbl for liquid Hydrocarbons, as applicable;

(j)                                                                 plus, to the extent that Seller is underproduced as of the Effective Date, an amount equal to the product of such underproduced volumes times (A) $7.01/MMBtu for gaseous Hydrocarbons and (B) $91.36/Bbl for liquid Hydrocarbons, as applicable;

(k)                                                              plus, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Date, an amount equal to the product of the overdelivered volumes times (A) $7.01/MMBtu for gaseous Hydrocarbons and (B) $91.36/Bbl for liquid Hydrocarbons, as applicable; and

(l)                                                                  less an amount equal to the Suspense Amounts that are held by Seller or any of its Affiliates of the Closing Date and are not transferred to Buyer;

such amount (without duplication of any amounts described in the foregoing adjustments), in the aggregate, the “Closing Payment.”

2.6                               Closing Statement.

Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer a statement (the “Closing Statement”) showing the estimated Closing Payment (using actual numbers and amounts where available, and using Seller’s good faith estimate of other amounts, where actual amounts are not available).  Seller shall, at Buyer’s request, supply reasonable documentation in its and its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made.  Within three (3) Business Days after receipt of the Closing Statement, Buyer shall prepare in good faith and deliver to Seller a written report containing all changes that Buyer proposes to be made to the Closing Statement together with the explanation therefor and the supporting documents thereof, and shall, at Seller’s request, supply any additional reasonable documentation in its and its Affiliates’ possession available to support Buyer’s proposed changes.  The Parties shall in good faith attempt to agree on the Closing Statement as soon as possible after Seller’s receipt of Buyer’s written report.  The Closing Statement, as agreed upon by the Parties, will be used to determine the estimated Closing Payment (the “Estimated Closing Payment”) at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Closing Statement, then the amount of such adjustment used to determine the Estimated Closing Payment shall be the average of the amount set forth in the draft Closing Statement delivered by Seller to Buyer pursuant to this Section 2.6 and the amount that Buyer proposed for such adjustment in its written report.

2.7                               Withholding.

Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amount as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.8                               Proration of Costs and Revenues.

Buyer is entitled to all proceeds attributable to the Assets from and after the Effective Date, and is responsible for all Property Costs incurred from and after the Effective Date.  Seller is entitled to all proceeds attributable to the Assets prior to the Effective Date, and is responsible for all Property Costs incurred prior to the Effective Date.  Should Buyer receive after Closing any proceeds or other income to which Seller is entitled, Buyer shall fully disclose, account for and promptly remit the same to Seller.  If, after Closing, Seller receives any proceeds or other income with respect to the Assets to which Seller is not entitled, Seller shall fully disclose, account for, and promptly remit the same to Buyer.  Should Buyer pay after Closing any Property Costs for which Seller is responsible, Seller shall reimburse Buyer promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.  Should Seller pay after Closing any Property Costs for which Seller is not responsible, Buyer shall reimburse Seller promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.

3.                                      CLOSING

3.1                               Closing.

Subject to the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Section 12, the closing of the sale and transfer of the Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place at Seller’s offices, located at 5555 San Felipe, Houston, Texas 77056, on:

(a)                                 June 30, 2014; or

(b)                                 such other date as the Parties may determine,

the date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2                               Effective Date.

Should the Closing occur, Buyer’s acquisition of the Assets will be effective as of the Effective Date.

3.3                               Buyer Deliverables.

At Closing, Buyer shall deliver to Seller:

(a)                                 an amount equal to the Estimated Closing Payment;

(b)                                 a certificate of Buyer attesting to the resolutions of Buyer, which, among other items, authorize the purchase of the Assets;

(c)                                  Buyer executed and duly notarized Conveyance;

(d)                                 Buyer executed Escrow Agreement (if applicable), and the payment of any amounts due thereunder;

(e)                                  evidence of any bonds, letters of credit, guarantees and security deposits, or evidence such bonds, letters of credit, guarantees and security deposits are not needed, as set forth in Section 6.11;

(f)                                   such other documents, instruments and agreements as Seller reasonably requests as required to consummate the transactions contemplated by this Agreement; and

(g)                                  Buyer executed joint written instruction letter to the Escrow Agent directing the Escrow Agent to release the Performance Deposit to Seller.

3.4                               Seller Deliverables.

At Closing, Seller shall deliver to Buyer:

(a)                                                              an affidavit of non-foreign status from the Seller that complies with Section 1445 of the Code;

(b)                                                              executed releases of all Liens and security interests created by Seller or its Affiliates to secure loans for borrowed money affecting the Assets (if any);

(c)                                                               on forms reasonably acceptable to Buyer, executed transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Date, for delivery by Buyer to the purchasers of production.

(d)                                                              executed resignation of operatorship letters reasonably acceptable to Buyer relating to Assets that Seller operates and, to the extent required under any Law or by any Governmental Authority for any state or federal Lease, state or federal (as applicable) change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by Seller;

(e)                                  Seller executed and duly notarized Conveyance;

(f)                                   Seller executed Escrow Agreement (if applicable);

(g)                                  any Consents Seller obtains;

(h)                                 such other documents, instruments and agreements as Buyer reasonably requests as required to consummate the transactions contemplated by this Agreement;

(i)                                     Seller executed joint written instruction letter to the Escrow Agent directing the Escrow Agent to release the Performance Deposit to Seller; and

(j)                                    copies of the most recent production reports (including produced amounts of oil, gas and water) attributable to the Properties and that are in Seller’s possession as of Closing and have not yet been delivered to Buyer.

3.5                               Post-Closing Adjustment.

(a)                                                              Revised Closing Statement.  On or before the date that is one hundred and twenty (120) days after the Closing Date, Seller shall prepare in good faith and deliver to Buyer a revised Closing Statement setting forth the Closing Payment as of the Closing Date.  Seller shall provide to Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Seller’s personnel, including internal accountants) to permit Buyer to perform or cause to be performed an audit of the Closing Statement, at Buyer’s expense.  The revised Closing Statement shall become final and binding as to the adjustments identified therein upon the Parties on the date (the “Final Settlement Date”) that is forty-five (45) days following receipt thereof by Buyer unless Buyer gives, in good faith, Notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature, and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller by the date specified in the immediately preceding sentence, then the Closing Statement (as revised in accordance with Section 3.5(b)) shall become final and binding as to the adjustments identified therein upon the Parties on, and the Final Settlement Date shall be, the earlier of:

(i)                                     the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement; or

(ii)                                  the date upon which the Arbitrator’s Closing Statement is issued by the Closing Statement Arbitrator.

(b)                                                              Final Closing Statement.  During the forty-five (45) days following the date upon which Seller receives a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement.  If at the end of such forty-five (45) day period (or earlier by mutual agreement), Buyer and Seller have not reached an agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to KPMG LLP (subject to the following sentence, the “Closing Statement Arbitrator”) for review and final and binding resolution as to such matters.  If KPMG LLP is unable or unwilling to serve as an arbitrator hereunder, then Seller and Buyer shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party at any time during the five year period of time immediately preceding its designation hereunder, to serve as the Closing Statement Arbitrator; provided that if Seller and Buyer cannot agree on such accounting firm, then the Houston office of the American Arbitration Association shall appoint such independent national accounting firm.  Buyer and Seller shall, not later than seven (7) Business Days prior to the hearing date set by the Closing Statement Arbitrator (which hearing date shall be not later than ten (10) days following the agreement of such arbitrator to serve or the appointment of such arbitrator), each submit a written brief to the Closing Statement Arbitrator (and a copy thereof to the other Party on the same day) with dollar figures for settlement of the disputes as to the amount of the adjusted Closing Payment (together with a proposed Closing Statement that reflects such figures and adjustments previously agreed to by the Parties) consistent with their respective calculations delivered pursuant to Section 3.5(a).  The hearing shall be conducted on a confidential basis.  The Closing Statement Arbitrator shall consider only those items or amounts in the Closing Statement that were identified in the Notice of Disagreement and that remain in dispute and the Closing Statement Arbitrator’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement.  In deciding any matter, the Closing Statement Arbitrator (i) shall be bound by the provisions of this Section 3.5 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 3.5(a). The Closing Statement Arbitrator shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the adjusted Closing Payment and shall issue the Final Closing Statement reflecting such decision.  The decision of the Closing Statement Arbitrator shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided that such decision may be reviewed, corrected, or set aside by a court of competent jurisdiction, but only if and to the extent that the Closing Statement Arbitrator is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision.  The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 3.5(b) shall be borne entirely by the Party whose proposed settlement amount differed the greatest from the Arbitrator’s Closing Statement. The fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer.  As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 3.5(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the

Closing Statement Arbitrator, the Closing Statement containing the adjustments previously agreed to by the Parties and the disputed adjustments determined by the Closing Statement Arbitrator (the “Arbitrator’s Closing Statement”) as described in this Section 3.5(b).

(c)                                                               Final Settlement.  If the amount set forth on the Final Closing Statement exceeds the Estimated Closing Payment, then, within ten (10) Business Days after the Final Settlement Date, Buyer shall pay to Seller the amount by which the amount set forth on the Final Closing Statement exceeds the Estimated Closing Payment.  If the amount set forth on the Final Closing Statement is less than the Estimated Closing Payment, then Seller shall pay to Buyer, within ten (10) Business Days after the Final Settlement Date, the amount by which the Estimated Closing Payment exceeds the amount set forth on the Final Closing Statement.  Any post-Closing payment made pursuant to this Section 3.5(c) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the Party receiving the funds.

4.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

4.1                               Representations.

Buyer represents and warrants to Seller as of the Execution Date and Closing as follows:

(a)                                 Organization.  Buyer is a corporation, validly organized and existing in good standing under the laws of the State of Colorado.

(b)                                 Authorization; Enforceability.  Buyer has full capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the Transactions Documents to which Buyer is a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement, such Transaction Documents or the performance of the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Buyer (and all Transaction Documents required hereunder to be executed and delivered by Buyer at the Closing will be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing each such Transaction Document will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)                                  No Conflict; Consents.  Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby (including the execution and delivery of the Transaction Documents to which Buyer is a party) by Buyer do not and shall not:

(i)                                     violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(ii)                                  violate any Organizational Document of Buyer; or

(iii)                               require any filing with or permit, consent or approval of, or the giving of any notice to, any Person.

(d)                                 Litigation.  Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, Buyer:

(i)                                     is not subject to any outstanding injunction, judgment, Order, decree, ruling or charge; and

(ii)                                  is not a party to or to its knowledge, threatened by, any Proceeding.

(e)                                  Brokers’ Fees.  Neither Buyer nor any of its Affiliates have entered into any Contract or incurred any liability, contingent or otherwise, with any Person that would require the payment by Seller or any of its Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

(f)                                   Financial Ability.  Buyer has and will maintain, through a combination of cash on hand and funds available (including funds available under existing lines of credit and funding sources’ commitment letters), the ability to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses in connection herewith, to properly maintain and operate the Assets, and to fulfill Buyer’s obligations pursuant to any Contract, Permit, Environmental Permit or Law in connection with any Asset.  Buyer is solvent, has not instituted and is not subject to or threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, has not made an assignment for the benefit of creditors, has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate an obligation.

(g)                                  Securities Laws Compliance.  Buyer:

(i)                                     is acquiring the Assets for its own account and not with a view to distribution in violation of applicable securities Laws; and

(ii)                                  has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Assets and is able financially to bear the risks thereof.

(h)                                 Buyer’s Independent Investigation.  As of Closing, Buyer and its Representatives have undertaken an independent investigation and verification of the Assets, except to the extent Seller has prevented or denied Buyer access to conduct the due diligence contemplated under Section 6.2, Section 8 (in respect of title matters) and/or Section 9 (in respect of environmental matters).  Except for the representations and warranties made by Seller in this Agreement, Buyer acknowledges that there are no representations or warranties, express or implied, as to the Assets.

(i)                                     Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer.

5.                                      REPRESENTATIONS AND WARRANTIES OF SELLER

5.1                               Representations.

Seller represents and warrants to Buyer as of the Execution Date and Closing as follows:

(a)                                 Organization.  Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio.

(b)                                 Authorization; Enforceability.  Seller has full capacity, power and authority to execute and deliver this Agreement to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the Transactions Documents to which Seller is a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement, such Transaction Documents or the performance of the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Seller (and all Transaction Documents required hereunder to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing each such Transaction Document will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)                                  No Conflict; Consents.  The execution and delivery of this Agreement by Seller does not and the consummation of the transactions (including the execution and delivery of the Transaction Documents to which Seller is a party) by Seller contemplated hereby will not:

(i)                                     except as set forth on Schedule 2,

violate any Law applicable to Seller or require any filing with, consent, approval, or authorization of, or notice to, any Governmental Authority;

(ii)                                  violate any Organizational Document of Seller;

(iii)                               except as set forth on Schedule 2, other than the Consents, require any filing with or permit, consent or approval of, or the giving of any notice to, any Person; or

(iv)                              except as set forth on Schedule 2, the Permitted Encumbrances and the Consents, result in a default or creation of any encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license or Contract to which Seller or the Assets may be bound;

except in the case of Section 5.1(c)(i), 5.1(c)(iii), and 5.1(c)(iv) as would not reasonably be expected to have a Material Adverse Effect.

(d)                                 Litigation.  Except as set forth in Schedule 3:

(i)                                     Seller is not subject to any outstanding injunction, judgment, Order, decree, ruling, or charge that would reasonably be expected to materially impair the ability of Seller to perform its obligations under this Agreement;

(ii)                                  with respect to Seller’s ownership or operation of the Assets, Seller is not a party to any Proceeding, or to the Knowledge of Seller, no Proceeding has been threatened;

(iii)                               to Seller’s Knowledge, no operator of the Assets is subject to any Proceedings with respect to its operation of such Assets for which Seller has received written notice;  and

(iv)                              to Seller’s Knowledge, there is no claim for breach by Seller of a Material Contract for which Seller has received written notice.

(e)                                  Absence of Certain Changes.  Except as disclosed on Schedule 4, since the Effective Date, to Seller’s Knowledge:

(i)                                     there has not been any circumstance, condition, event, or state of facts (either singly or in the aggregate) which has had, or would reasonably be expected to have, a Material Adverse Effect; and

(ii)                                  except for matters relating to the transactions contemplated by this Agreement, the Assets have been operated, in all material respects, only in the ordinary course.

(f)                                   Taxes.  Except as set forth on Schedule 8, to Seller’s Knowledge:

(i)                                     all material Tax Returns required to be filed by Seller with respect to the Assets prior to the date hereof have been filed and all such Tax Returns are true, complete and correct in all respects;

(ii)                                  all Taxes shown as due and owing on such Tax Returns have been paid;

(iii)                               there are no Liens related to Taxes on any of the Assets other than Permitted Encumbrances;

(iv)                              there is no claim pending by any Governmental Authority in connection with any Taxes or any Tax Return described in Section 5.1(f)(i) or Section 5.1(f)(ii);

(v)                                 no Tax Returns of Seller described in Section 5.1(f)(i) are under audit or examination by any Governmental Authority;

(vi)                              there are no agreements or waivers currently in effect or pending that provide for an extension of time with respect to the filing of any material Tax Return or the assessment or collection of any material Tax with respect to the Assets;

(vii)                           none of the Assets are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and in the case of any Asset subject to a tax partnership agreement, the tax partnership has an election in effect under Section 754 of the Code; and

(viii)                        no written claim has been made by any Governmental Authority in a jurisdiction where Seller does not file a Tax Return that it is or may be subject to material taxation in that jurisdiction with respect to the Assets.

(g)                                  Material Contracts.  As of the Execution Date, Schedule 5 includes a list of each Material Contract.  Each Material Contract constitutes the legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the counterparties thereto, and is enforceable in accordance with its terms and conditions in all material respects. Seller is not in, nor is Seller alleged to be in, in any material respect, breach or default of Seller’s obligations under any of the Material Contracts.  To Seller’s knowledge:

(i)                                     no breach or default in any material respect by any third party exists under any Material Contract; and

(ii)                                  no counterparty to any Material Contract has canceled, terminated or modified, or threatened to cancel, terminate or modify, any Material Contract.

(h)                                 Brokers’ Fees.  Neither Seller nor any of its Affiliates have entered into any Contract or incurred any liability, contingent or otherwise, with any Person that would require the payment by Buyer after Closing of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

(i)                                     Environmental Matters.  Except as set forth in Schedule 6 or as would not reasonably be expected to have a Material Adverse Effect, to Seller’s Knowledge:

(i)                                     Seller has all Environmental Permits necessary for the ownership and operation of the Assets;

(ii)                                  the operations of Seller in respect of the Assets are in compliance, in all respects, with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Environmental Permits;

(iii)                               Seller has not received written notice from any Person of any Release, or incident concerning any land, facility, asset or property included in the Assets that:  (i) interferes with or prevents compliance by Seller or the Assets with any Environmental Laws or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) is reasonably expected to give rise to or results in any common law or other liability of Seller to any Person;

(iv)                              Seller is not subject to any Proceeding or outstanding Order from any Governmental Authority under any Environmental Laws (other than Orders of general application to participants in onshore oil and gas industry in the states in which the Assets are located) and no other claim or circumstance exists with respect to the Assets which requires the payment of any fine or penalty under any Environmental Law;

(v)                                 Seller is not subject to any action or investigation pending or threatened in writing, whether judicial or administrative, and has not received any notice of violation from a Governmental Authority, alleging or involving any noncompliance with or potential liability under any Environmental Law; and

(vi)                              no adverse environmental condition resulting from the operation of the Assets by Seller or its Affiliates exists on or under any of the Assets which violates, in any respect, or which would be reasonably expected to result in liability under any Environmental Law.

(j)                                                                 Compliance with Laws.  To Seller’s Knowledge, Seller is in compliance in all material respects with all applicable Laws (excluding Environmental Laws) with respect to use and operation of the Assets.  Notwithstanding the foregoing in this Section 5.1(j) (or any other provision of this Agreement), Section 5.1(f) is Seller’s exclusive representation and warranty in respect of Taxes and Section 5.1(i) is Seller’s exclusive representation and warranty in respect of environmental issues.

(k)                                                              Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

(l)                                                                  AFEs.  To Seller’s Knowledge, Schedule 7 sets forth, as of the Execution Date, all AFEs approved by Seller relating to the Assets which are individually in excess of fifty thousand dollars ($50,000.00) net to Seller’s interest.

(m)                                                          Preferential Purchase Rights.  To Seller’s Knowledge, there are no Preferential Purchase Rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

6.                                      COVENANTS

6.1                               Operations During the Interim Period.

(a)                                                              Conduct of Business.  During the Interim Period, Seller will, in all material respects, conduct its business related to the Assets in the ordinary course and in a manner substantially consistent with Seller’s past practices in respect of the Assets.  During the Interim Period, Seller shall:

(i)                                     maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(ii)                                  forward all AFEs generated by third Persons relating to the Assets to Buyer as soon as reasonably practicable following the receipt thereof by Seller or an Affiliate of Seller;

(iii)                               use commercially reasonable efforts to maintain in full force and effect all (x) Leases, subject to Section 6.12, and (y) all material easements and surface rights and all material Permits;

(iv)                              give prompt written notice to Buyer of any Casualty Loss or other material damage to any of the Assets, any written claim for breach or damages with respect to the Assets received by Seller during the Interim Period and of which Seller has Knowledge, and of any action to alter, terminate, rescind or procure a judicial reformation of any

Lease; and

(v)                                 in the case of each Well operated by Seller, provide Buyer with copies of production reports which are provided to North Dakota Industrial Commission and the Montana Board of Oil and Gas, as applicable, on a monthly basis.

(b)                                                              Restriction on Operations.  Without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), subject to Section 6.1(c), during the Interim Period Seller shall not:

(i)                                     sell, transfer, abandon, farmout, lease, encumber or create a Lien on (other than Permitted Encumbrances), exchange or otherwise dispose of any of the Assets other than (a) the sale of Hydrocarbons produced from Wells in the ordinary course of business, (b) the sale of worn-out or obsolete equipment, spare parts or minor or insignificant assets that are no longer necessary in the operation of the Assets or for which replacement equipment has been obtained, or (c) pooling or unitization of Assets with properties of unrelated third parties where such pooling or unitization was not initiated by Seller;

(ii)                                  enter into any Contract with respect to the Assets that would have been a Material Contract if it would have been in effect as of the Execution Date;

(iii)                               materially modify, amend, change the terms, waive any material right under or terminate prior to its stated expiration or termination any Material Contract;

(iv)                              propose, make or commit to any operation (other than an operation to drill, fracture stimulate, complete or rework any well that is proposed by a third party) reasonably anticipated by Seller to require future individual capital expenditures by Buyer in excess of five hundred thousand dollars ($500,000.00), except for emergency operations or operations undertaken avoid a monetary penalty or forfeiture provision of any applicable agreement or order;

(v)                                 subject to Section 6.13, commit to any operation to drill, fracture stimulate, complete or rework any well that is proposed by a third party without Buyer’s consent; or

(vi)                              commit to do any of the foregoing.

(c)                                                               Requests for Approval.  Seller will deliver requests for approval of any action restricted by this Section 6.1 to the following individual who has full authority to grant or deny such requests on behalf of Buyer:

Mike Ross

Business Development Manager

Fax: (303) 260-5080

Email: MRoss@trianglepetroleum.com

Buyer’s approval of any action restricted by this Section 6.1 shall be considered granted within ten (10) days (unless a shorter time is required by circumstances outside of the control of Seller and its Affiliates, and such shorter time is specified in Seller’s notice) after Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10) day period.  If the underlying circumstances of an action requested for approval hereunder reasonably require that such approval be given within a shorter time period than ten (10) days, Seller will make a good faith effect to contact Buyer before relying on passage of time only.

6.2                               Access and Assistance.

(a)                                                              During the Interim Period, Seller will afford Buyer reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of Seller’s business, to the Assets and the Records for the purpose of Buyer conducting a reasonable due diligence review of the Assets, but only to the extent that Seller may do so without violating any obligations to an unaffiliated third party and to the extent that Seller has the authority to grant such access (provided that, upon written request by Buyer, Seller agrees to use its commercially reasonable effort to obtain waivers of any such obligation and to obtain authority to grant such access).  Seller shall have the right to have a Representative present at all times during such review.  Notwithstanding the foregoing, the only access Buyer will be afforded in respect of title matters is as set forth in Section 8 and in respect of environmental matters is as set forth in Section 9.

(b)                                                              Notwithstanding Section 6.2(a), Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to:

(i)                                     bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids;

(ii)                                  any information not directly relating to the Assumed Obligations the disclosure of which would jeopardize any privilege available to Seller relating to such information;

(iii)                               any information the disclosure of which would cause Seller to breach a confidentiality obligation;

(iv)                              any information the disclosure of which would result in a violation of Law; or

(v)                                 the Excluded Records.

(c)                                                               Buyer shall hold in confidence all information received or reviewed in accordance with this Section 6.2 on the terms and subject to the conditions contained in the Confidentiality Agreement.

(d)                                                              This Section 6.2 does not apply to Buyer’s title or environmental due diligence, which are to be conducted in accordance with Section 8 in respect of title matters and Section 9 in respect of environmental matters.

6.3                               Further Assurances.

Subject to the terms and conditions of this Agreement, each Party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement; provided that neither Party shall be required to waive any of its conditions to Closing (such waiver being in the sole discretion of such Party).  The Parties agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions (in each case) as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

6.4          Books and Records.

From and after the Closing:

(a)                                                              Seller will deliver to Buyer at or within thirty (30) days’ after the Closing, to the extent permitted by applicable Laws and Contracts, originals, if available (or copies if originals are not available) of all of the historical books and records relating to the Assets, other than and excluding the Excluded Records, (subject to such exclusion, the “Records”), including copies of all data, information, software, books, files, and records relating to the Assets, including production records, operating records, correspondence, Tax Returns (other than Tax Returns relating to income or franchise Taxes) and records, lease records, well logs, and other records; prospect files; land and title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets); contract files; and maps, electric logs, core data, pressure data, and decline curves.

(b)                                                              Seller may retain copies of any or all of the data room materials and Records.

(c)                                                               Should Seller require the originals of the Records in order to comply with any obligation, filing, request or requirement by a Governmental Authority, Buyer will promptly provide the originals of the applicable Records to Seller. Following the need for the originals, Seller shall promptly return such to Buyer.

6.5                               Use of Seller Marks.

Seller’s name and other trademarks, service marks and trade names owned by Seller or its Affiliates (“Seller Marks”) may appear on some of the Assets, including signage on the Assets.  Buyer acknowledges and agrees that Buyer obtains no right, title, interest, license or any other right whatsoever to use the Seller Marks.  Buyer shall, no later than ninety (90) days after the Closing Date, remove the Seller Marks from the Assets, including signage, and provide written verification thereof to Seller promptly after completing such removal.  Buyer agrees never to challenge Seller’s or its Affiliates’ ownership of the Seller Marks or any application for registration thereof.  Buyer will not do any business or offer any goods or services under the Seller Marks.  Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationary that contains any Seller Marks or otherwise operate the Assets in the any manner which would or might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest or license to use the Seller Marks.

6.6                               Fees and Expenses.

All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated herein, will be paid by the Party incurring such fee or expense.

6.7          Tax Matters.

(a)                                                              Responsibility for Filing Tax Returns and Paying Taxes.

(i)                                     Seller shall file all Tax Returns for Production Taxes required to be filed with respect to the Assets for any tax period that ends on or before the Closing Date.  Buyer shall file all other Tax Returns for Production Taxes required to be filed with respect to the Properties for tax periods that end after the Closing Date.

(ii)                                  All Production Taxes shall be prorated between Buyer and Seller as of the Effective Date, for all taxable periods that include the Effective Date, based on the relative days of ownership of the Properties during the relevant taxable period.  Each Party shall promptly furnish to the other copies of any ad valorem tax assessments and tax statements (or invoices therefore from the operator of the Assets) received by it pertaining to the respective Asset.  Each Party shall timely pay all ad valorem taxes for which it has liability under this Section 6.7(a) and shall furnish to the other Party evidence of such payment.  Buyer shall pay and shall indemnify, defend and hold harmless Seller and its Affiliates from and against all Production Taxes attributable to Hydrocarbons produced on or after the Effective Date.  Seller shall pay and shall indemnify, defend and hold harmless Buyer and its Affiliates from and against all Production Taxes attributable to Hydrocarbons produced before the Effective Date.

(iii)                               For purposes of this Agreement, liability for Production Taxes with respect to the Assets shall be apportioned as follows: (i) property and similar ad valorem Taxes shall be apportioned on a ratable daily basis; (ii) Taxes measured by units of production, severance Taxes and similar Taxes shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before, on and after the Effective Date.  Buyer and Seller shall each timely provide the other with all information and cooperation reasonably requested by the other to prepare any tax return relating to the Properties or the transactions contemplated by this Agreement.

(b)                                                              Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Buyer.

(c)                                                               Responsibility for Tax Audits.  Seller shall control any tax audit relating to the Assets for any period for which the Seller is liable pursuant to Section 6.7(a), and Buyer shall control any other tax audit relating to the Properties after the Effective Date; provided, however, that if a tax audit relates to Taxes covering a tax period for which both Parties could be liable under this Agreement, to the extent practicable, the Tax items with respect to such tax audit will be distinguished, and each Party will have the option to control the defense and settlement of those Taxes for which it could be so liable.  However, if any Tax item cannot be identified as being a liability of only one Party or cannot be separated from a Tax item for which the other Party is liable, Buyer, at its expense, shall have the option to control the defense and settlement of the tax audit; provided that Buyer shall keep Seller notified of any developments in such tax audit and Seller shall have the right to participate in such tax audit at its own expense; and provided further that no such matter shall be settled without the written consent of Seller, not to be unreasonably withheld, delayed, or conditioned.  Buyer and Seller shall each timely provide the other with all information and cooperation reasonably requested to conduct a tax audit with respect to Taxes relating to the Assets or the transactions contemplated by this Agreement.  Each Party shall provide the other with notice of any pending or threatened tax audits that could adversely affect the other.

(d)                                                              Tax Refunds.  The Parties shall be entitled to any refund with respect to Taxes for which the Party is responsible pursuant to Section 6.7(a).  If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within thirty (30) Business Days after receipt.

(e)                                                               Survival and Conflict.  The obligations set forth in Section 6.7(a) shall survive Closing until the expiration of the applicable statute of limitation for such Taxes.

(f)                                                                Treatment of Certain Payments.  Any payments made to any party pursuant to Section 11 shall constitute an adjustment of the Base Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by law.

6.8                               Insurance.

Throughout the Interim Period and in respect of the Assets, Seller will maintain insurance coverage or self-insure in amounts and on terms Seller reasonably believes to be appropriate.  Except with respect to the net proceeds related to any claims associated with an occurrence prior to Closing, all of Seller’s insurance will cease to cover the Assets effective at Closing.

6.9                               Casualty or Condemnation Loss.

(a)                                                              If, during the Interim Period, any portion of the Assets is destroyed by a fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Buyer will nevertheless be required to close and Seller will, at Seller’s sole election, elect to:

(i)                                     reduce the Base Purchase Price by an amount agreed upon in writing by the Parties as being a reasonable estimate of such Casualty Loss; or

(ii)                                  agree with Buyer to cause the Assets affected by any Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date).

(b)                                                              Notwithstanding anything to the contrary (but subject to the insurance obligations of Seller under this Agreement):

(i)                                     in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for an individual Casualty Loss that does not exceed seven hundred and fifty thousand dollars ($750,000.00) (the “Casualty Loss Threshold”); and

(ii)                                  in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for an individual Casualty Loss unless the sum of each amount in excess of the Casualty Loss Threshold for each such qualified Casualty Losses, added together, excluding any Casualty Losses repaired or restored by Seller prior to Closing, exceeds a deductible in an amount equal to 1% of the Base Purchase Price (the “Casualty Loss Deductible”), after which point Buyer will be entitled to an adjustment to the Base Purchase Price or other remedies only to the extent such sum exceeds the Casualty Loss Deductible.

(c)                                                               In the event that Seller elections to proceed under Section 6.9(a)(i) and the

Parties have failed to agree in good faith by Closing on the reduction to the Base Purchase Price, then no adjustment to the Base Purchase Price (if applicable) shall be made therefor at Closing and either Party may submit the dispute to a Casualty Arbitrator post-Closing.  In such event, the following shall be applicable:

(i)                                     The Casualty Arbitrator will be selected by agreement of the Parties.  If the Parties are unable to agree on the Casualty Arbitrator no later than thirty (30) days after the end of the Cure Period, then the Casualty Arbitrator will be selected by the office of the American Arbitration Association located in Houston, Texas (such arbitrator as so selected by the Parties or the American Arbitration Association, the “Casualty Arbitrator”).

(ii)                                  Unless otherwise agreed by the Parties, the Casualty Arbitrator may not have worked as an employee or outside counsel for either Party or its Affiliates during the five (5) year period immediately preceding the end of the Cure Period or have any financial interest in the dispute.

(iii)                               The arbitration proceeding will be held in Harris County, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 6.9.

(iv)                              The Casualty Arbitrator’s determination will be made no later than fifteen (15) days after the date of submission of the matters in dispute and will be final and binding on the Parties without right of appeal.  In making his decision, the Casualty Arbitrator will be bound by the rules set forth in this Section 6.9 and this Agreement and may consider such other matters as in the opinion of the Casualty Arbitrator are reasonably necessary or helpful to make a proper determination.  Additionally, the Casualty Arbitrator may consult with and engage disinterested third parties to advise the Casualty Arbitrator, including petroleum engineers.  The Casualty Arbitrator will act as an expert for the limited purpose of determining the existence of a value of the Casualty Loss submitted by any Party and may not award damages, interest or penalties to either Party with respect to any other matter.

(v)                                 Each of the Parties will bear its own legal fees and other costs of presenting its case.  The costs and expenses of the Casualty Arbitrator will be borne by the Parties in inverse proportion as the Parties prevail (by dollar amounts) in all matters in dispute.

(vi)                              Promptly following the determination by the Casualty Arbitrator of the disputed value of any Casualty Loss, subject to the Casualty

Threshold and Casualty Deductible, Seller shall reimburse to Buyer, by wire transfer of immediately available funds, the amount of such Casualty Loss as determined by the Casualty Arbitrator.

6.10                        Title and Environmental Escrow Account.

(a)                                                              Deposit.  The sum of:

(i)                                     all Title Defect Amounts reflected in a Title Defect Notice that was timely submitted by Buyer hereunder and not finally determined under Section 8 or cured by Seller (in each case) on or before the Closing Date (as reduced by any Title Benefit Amounts); and

(ii)                                  the value of all Environmental Liabilities reflected in an Environmental Liability Notice that was timely submitted hereunder and not finally determined under Section 9 or cured by Seller (in each case) on or before the Closing Date,

(the “Title / Environmental Escrow Deposit”) shall be delivered by Buyer to the Escrow Agent at Closing in cash by wire transfer of immediately available funds for deposit into the Escrow Account, to be held and distributed subject to the terms and conditions of the Escrow Agreement and this Agreement.

(b)                                                              Disbursement.  Within two (2) Business Days of the final determination hereunder (by mutual agreement of the Parties following Closing or by the Title Arbitrator or Environmental Arbitrator, as applicable) of any such Title Defect Amounts (and any Title Benefit Amounts) and Environmental Liabilities (whichever occurs later), the Parties shall jointly instruct the Escrow Agent:

(i)                                     to disburse to Buyer that portion of the Title / Environmental Escrow Deposit, if any, that the Parties agree, or the Title Arbitrator or Environmental Arbitrator determines, should be paid to Buyer less the Aggregate Deductible (unless such Aggregate Deductible has already been satisfied); and

(ii)                                  upon final determination (or agreement by the Parties) of all such Title Defect Amounts (and any Title Benefit Amounts) and Environmental Liabilities, to disburse the balance of the Title / Environmental Escrow Deposit (together with any interest thereon), if any, to Seller.

6.11                        Replacement of Bonds, Letters of Credit, Guarantees and Security Deposits.

The Parties understand that none of the bonds, letters of credit, guarantees and security deposits, if any, posted by Seller with any Governmental Authority or third party in relation to the Assets are to be transferred to Buyer.

(a)                                                              On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit, guarantees and security deposits, and shall cause, effective as of the Closing Date, the cancellation or return to Seller of the bonds, letters of credit, guarantees and security deposits posted (or supported) by Seller in respect of the Assets.  Buyer shall thereafter maintain such bonds, letters of credit, guarantees and security deposits in a manner and amounts as required by Law.

(b)                                                              In the case of Section 6.11(a), Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit, guarantees or security deposits that Buyer has previously posted as long as such existing bonds, letters of credit, guarantees or security deposits are adequate to secure the release of those posted (or supported) by Seller and are acknowledged in writing as sufficient by the relevant Government Authority.

6.12                        Lease Expiration.

(a)                                                              The Parties acknowledge that certain Leases will expire prior to Closing.  Should Buyer desire such Leases to be extended in accordance with the terms and conditions of such Leases, Buyer shall prepay Seller for the cost and expense of such Lease extensions (the “Extension Costs”), and Seller agrees to extend such Leases promptly after timely receipt of such prepayment in full by Buyer.

(b)                                                              The Parties agree and acknowledge that the payment of Buyer of any Extension Costs will not reduce the amount of the Base Purchase Price.

(c)                                                               Notwithstanding the foregoing in this Section 6.12, Buyer agrees that Seller will have no liability to Buyer in respect of such Lease extensions, and Buyer hereby irrevocably and unconditionally releases Seller from any and all such liability; provided however Seller will promptly remit to Buyer any such prepayment made by Buyer to Seller should Seller fail to pay the lessor.

6.13                        AFEs.

(a)                                                              In the event that Buyer consents to Seller’s participation in an operation to drill, fracture stimulate, complete or rework any well that is proposed by a third party pursuant to Section 6.1(b)(v), then Buyer will pay Seller the amount due and owing under the applicable third party invoice under the applicable AFE or joint interest billing (the “AFE Costs”) within ten (10) days following Buyer’s receipt of an invoice from Seller therefor (together with all reasonable supporting documentation), and Seller will promptly pay such funds received to the applicable operator after such timely prepayment in full by Buyer.

(b)                                                              The Parties agree and acknowledge that the payment of Buyer of any AFE Costs will not reduce the amount of the Base Purchase Price.

(c)                                                               Notwithstanding anything to the contrary in this Agreement, in the event that Closing does not occur and this Agreement is terminated pursuant to Section 13.1, then (i) with respect to each well for which Buyer has paid any AFE Costs, Seller shall, within five (5) Business Days of such termination, at Seller’s option either (A) reimburse to Buyer all AFE Costs advanced by Buyer with respect to such well, or (B) convey to Buyer pursuant to a form of assignment in substantially the same form as the Conveyance, all of Seller’s interest in such well (and Seller shall resign as operator of any such well and use its commercially reasonable efforts to assist Buyer in becoming successor operator of such well, if applicable), or (ii) with respect to each well for which Buyer has consented to operations under Section 6.1(b)(v) but has not paid any applicable AFE Costs, at Seller’s option (which option shall be exercised by written notice to Buyer delivered on or before five (5) Business Days after such termination and the failure to give such notice will be deemed an election by Seller of the option under subsection (y) below), (x) within five (5) Business Days of such termination Buyer will reimburse Seller such AFE Costs and, contemporaneously therewith Seller will convey to Buyer pursuant to a form of assignment in substantially the same form as the Conveyance, all of Seller’s interest in such well (and Seller shall resign as operator of any such well and use its commercially reasonable efforts to assist Buyer in becoming successor operator of such well, if applicable) or (y) Seller shall retain such well and Buyer has have no obligation to reimburse Seller for such AFE Costs.

(d)                                                              Notwithstanding the foregoing in this Section 6.13, but subject to Seller’s compliance with Section 6.13(c), Buyer agrees that Seller will have no liability to Buyer in respect of such payments in respect of such AFE Costs, and Buyer hereby irrevocably and unconditionally releases Seller from any and all such liability; provided, however, Seller will promptly remit to Buyer any such prepayment made by Buyer to Seller should Seller fail to pay the applicable operator.

6.14                        Successor Operator.

While Buyer acknowledges that it desires to succeed Seller as operator of those Assets or portions thereof that Seller presently operates, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.  Seller agrees, however, that as to the Assets that Seller operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.  In addition, Seller agrees not to oppose Buyer as successor operator of such Assets effective as of Closing.

6.15                        Financial Statements.

Seller acknowledges that Buyer and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the transactions contemplated by this Agreement in documents filed by Buyer and its Affiliates with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and that such financial statements may be required to be audited.  Accordingly, from and after the Execution Date, Seller shall use commercially reasonable efforts to, at Buyer’s expense, (a) provide Buyer with such information currently in Seller’s possession about the Assets as may be reasonably required to be included in the documents filed by Buyer and its Affiliates with the SEC (the “SEC Documents”), (b) provide, and shall cause its Affiliates, officers and employees to provide, reasonable cooperation in connection with the preparation of such SEC Documents, including (i) providing reasonable access to auditors, auditor work papers, employees, books and records, and any financial data reasonably requested by Buyer in connection therewith and (ii) use its commercially reasonable efforts to cause its independent public accountants to provide any consent necessary for the filing of such documents and to deliver a customary comfort letter to Buyer (in each case, at Buyer’s expense) with respect to financial information relating to the transactions contemplated by this Agreement included as part of such SEC Documents; provided, however, in no event shall Seller or its Affiliates be required to make or provide any representations to Buyer regarding such SEC Documents nor shall Seller’s auditors be required to prepare any financial statements with respect to the Assets.

6.16        Partial Assignment and Release.

The Parties shall use commercially reasonable efforts to obtain the Partial Assignment and Release.

7.                                      CONSENTS

7.1                               Third Party Approvals.

Each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to obtain all material consents and approvals of third parties that such Party or its Affiliates are required to obtain in order for such Party to perform its obligations hereunder and to consummate the transactions contemplated under this Agreement; provided no Party or its Affiliates shall be required to make payments or undertake obligations to or for the benefit of any Person in order to obtain any such consents and approvals.

7.2                               Preferential Rights to Purchase.

(a)                                                              With respect to each preferential purchase right, right of first refusal or similar right (each, a “Preferential Purchase Right”) in respect of the Assets and the transactions contemplated hereby, Seller, prior to the Closing, shall send to the holder of each such Preferential Purchase Right a notice, in compliance with the contractual provisions applicable to such right.

(b)                                                              If, prior to the Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired, then such Asset shall be excluded from the Assets to be acquired by Buyer to the extent of the interest affected by the right, and the Base Purchase Price shall be deemed to be reduced by the Allocated Value of such Asset.  Seller shall be entitled to all proceeds paid by a Person exercising a Preferential Purchase Right prior to the Closing.  If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset covered by such Preferential Purchase Right on or before one hundred and twenty (120) days following the Closing Date or the time for exercising such Preferential Purchase Right expires without exercise by the holders thereof, then Seller will notify Buyer, and, subject to Buyer’s satisfaction that such Preferential Purchase Right has been waived or the time for exercising such right has expired and the satisfaction of the conditions of Closing set forth in Section 12.1 in connection with the acquisition of such Asset, Buyer shall purchase, on or before the date that is ten (10) days following receipt of such notice such Asset from Seller, such Asset under the terms of this Agreement for the Allocated Value of such Asset (as such Allocated Value is adjusted in accordance with Section 2.5 through the date of such purchase).

7.3                               Consents.

(a)                                                              No later than ten (10) days after:

(i)                                     the Execution Date, Seller shall send to each holder of a Consent, other than those Governmental Authorities holding a Consent in respect of Indian oil and gas leases and state leases, a notice seeking such holder’s consent to the transactions contemplated hereby; and

(ii)                                  the Closing Date, Seller shall send to each Governmental Authority holding a Consent in respect of an Indian oil and gas lease or state lease, a notice seeking such holder’s consent to the transactions contemplated hereby.

(b)                                                              If Seller fails to obtain a Consent prior to Closing and (i) the failure to obtain such Consent would render the transfer of the affected Asset void or voidable or could cause the termination of the Asset, (ii) such Consent has been denied in writing by the holder thereof, (iii) the holder of such Consent is a Governmental Authority (and such consent is not customarily obtained after the closing of transactions similar to this transaction; and the Parties agree and acknowledge that it is customary to receive consents from applicable Government Authorities in respect of state leases post-Closing) or (iv) such Consent is applicable to an Indian oil and gas lease, then such affected Asset shall not be conveyed to Buyer at Closing but shall be withheld from this transaction and the Base Purchase Price will be reduced by the Allocated Value of such Asset.  After Closing Seller shall continue to use its reasonable efforts to obtain such Consent, provided that Seller shall be under no obligation to make any payment or incur any material expenses in order to obtain such Consent.  If Seller is able to obtain such Consent for the Asset, then Seller shall notify Buyer and provide a copy of such Consent and, within ten (10) days after Buyer’s receipt of such notice from Seller and subject to the satisfaction of the conditions of Closing set forth in Section 12.1 in connection with the acquisition of such Asset, Seller shall execute and deliver to Buyer a conveyance of the affected Asset in form substantially similar to the Conveyance and Buyer shall pay to Seller the Allocated Value of such Asset (as such Allocated Value is adjusted in accordance with Section 2.5 through the date of such purchase).  If Seller has been unable to obtain any such Consent for any such withheld Asset within twelve (12) months after the Closing, then neither Party shall have any further obligation or liability to the other Party in connection with such withheld Asset.

8.                                      TITLE

8.1                               Exclusive Rights and Obligations.

Except in connection with Buyer’s rights arising hereunder with respect to any breach of Seller’s covenants set forth in Sections 2.5, 3.5, 6.1(b)(i) and/or 6.10 and except for Buyer’s rights pursuant to Section 13.1(d) and under the special warranty of title set forth in the Conveyance, this Section 8 sets forth the Parties’ rights and obligations with respect to all title matters relating to the Leases and Wells.

8.2          Title Review.

Subject to the other provisions of this Section 8, Buyer shall have the right during the period beginning on the date hereof and continuing until 5:00 p.m., Central Standard Time, ten (10) business days prior to the Closing Date (the “Examination Period”) to conduct land and title work on the Leases and Wells, independently on its own behalf and account (“Title Review”), and may, by delivery of written notice to Seller on or before the end of the Examination Period, assert the existence of an alleged Title Defect with respect to any of the Leases and Wells (such notice, the “Defect Notice”).  No claims for Title Defects may be submitted after the Examination Period, and any matters that may otherwise constitute Title Defects, but for which Buyer has not delivered a Defect Notice to Seller prior to the expiration of the Examination Period, shall be deemed to have been waived by Buyer for all purposes; provided, however that the foregoing shall not affect or diminish Buyer’s rights arising hereunder with respect to any breach of Seller’s covenants set forth in Sections 2.5, 3.5, 6.1(b)(i) and/or 6.10 or Buyer’s rights pursuant to Section 13.1(d) and under the special warranty of title set forth in the Conveyance.  During the Examination Period, Seller shall give, and shall cause each of its officers, employees and agents to give, Buyer and its Representatives reasonable access during normal business hours to Seller’s facilities, properties, books and records in connection with the Title Review, and Buyer shall conduct such Title Review in a manner that does not unreasonably interfere with the operations of Seller.  Buyer shall use its commercially reasonable efforts to provide Seller, on or before the end of each calendar week prior to the expiration of the Examination Period, written notice of all alleged Title Defects  reported to Buyer by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners conducting Buyer’s Title Review during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period, provided that failure to provide preliminary notice of a Title Defect shall not prejudice Buyer’s right to assert such Title Defect hereunder.  The fees, costs and expenses incurred by Buyer in conducting its Title Review or any other due diligence investigation will be borne by Buyer for its sole account.

8.3                               Allocated Value.

The Parties have accepted the Allocated Values for purposes of determining any Title Defect Amounts, but otherwise make no representation or warranty as to the accuracy of such values.

8.4                               Defect Notice.

Each Defect Notice asserting a claim for a Title Defect must be in writing and include the following:

(a)                                                              a description of the alleged Title Defect;

(b)                                                              the Wells and Leases affected by the Title Defect;

(c)                                                               the Allocated Values of the Wells or Leases subject to the alleged Title Defect;

(d)                                                              if the Title Defect involves Deficiency Acres, the number of Deficiency Acres;

(e)                                                               if the Title Defect is a Lien, Buyer’s reasonable best estimate of the cost to remove the Lien;

(f)                                                                supporting documents, as available to Buyer, reasonably necessary for Seller (as well as any experienced title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect; and

(g)                                                               the estimated Title Defect Amount of the alleged Title Defect and the computations of such Title Defect Amount.

8.5                               Cure by Seller.

Seller has the right, but not the obligation, at Seller’s sole cost and expense, to cure any Title Defect asserted in a Defect Notice, during the period following the date upon which

Seller receives such Defect Notice until the date which falls sixty (60) days after the Closing Date (such period, the “Cure Period”) by:

(a)                                                              removing or otherwise curing the matter causing the Title Defect, at Seller’s sole cost and expense; or

(b)                                                              to the extent of a Title Defect under Section 1.1(gg)(iii), obtaining and assigning to Buyer such renewal or replacement oil and gas leases as are necessary for Buyer to receive the Deficiency Acres in the same tract covered by the Lease to which such Title Defect applies (subject to such renewal or replacement lease having (i) the same or greater Net Revenue Interest as set forth in Exhibit A therefor, and (ii) terms and conditions that are not materially more onerous (in Buyer’s reasonable opinion) than the Lease affected by such Title Defect), in which case the newly acquired renewal or replacement leases shall be deemed to be part of the Assets for the purposes hereof.

No later than the third Business Day prior to the Closing Date, Seller will deliver to Buyer a notice indicating Seller’s election to dispute any of the Title Defects properly asserted by Buyer as set forth in this Section 8.

8.6                               Title Defect Amount.

If Seller elects not to cure a Title Defect or is unable to cure such Title Defect within the Cure Period, then, subject to Section 8.9 and Section 10, the Base Purchase Price shall be adjusted by the Title Defect Amount attributable to the Title Defect and the amount of such Title Defect (the “Title Defect Amount”) will be determined as follows:

(a)                                                              if the Parties agree on the Title Defect Amount, the amount so agreed by the Parties will be the Title Defect Amount;

(b)                                                              if the Title Defect is a Lien, then the Title Defect Amount shall be the amount reasonably necessary to remove such Lien;

(c)                                                               if the Title Defect represents a discrepancy whereby the Net Revenue Interest for any Well is less than the Net Revenue Interest stated in Exhibit B, with respect to such Well, the Title Defect Amount will be the (x) Allocated Value of such Well, multiplied by (y) a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit B in respect of such Well; provided that if the Title Defect does not affect the Well throughout its entire productive life, such Title Defect Amount will be reduced to take into account the applicable time period only;

(d)                                                              if the Title Defect represents a discrepancy whereby the Net Revenue Interest for a Lease is less than the Net Revenue Interest stated in Exhibit A with respect to such Lease, the Title Defect

Amount will be the (x) Allocated Value of such Lease, multiplied by (y) a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A in respect of such Lease; provided that if the Title Defect does not affect the Lease throughout its entire productive life, such Title Defect Amount will be reduced to take into account the applicable time period only;

(e)                                                               if the Title Defect is that the aggregate Net Mineral Acres covered by a Lease is less than the Net Mineral Acres shown for such Lease in Exhibit A (the difference being the “Deficiency Acres”), then the Title Defect Amount will be the product of (x) the Allocated Value for such Lease, multiplied by (y) a fraction, the numerator of which is the number of Deficiency Acres for such Lease and the denominator of which is the Net Mineral Acres shown for such Lease in Exhibit A; or

(f)                                                                if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Lease or Well of a type not described in this Section 8.6, the Title Defect Amount will be determined by taking into account the Allocated Value of the affected Lease or Well, the portion of the affected Lease or Well adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Lease or Well, the values placed upon the Title Defect by each Party and such other factors as are necessary to make a proper evaluation.

8.7                               Title Defect Amount Limit.

Notwithstanding anything to the contrary in this Section 8, the Title Defect Amount:

(a)                                                              may not exceed:

(i)                                     with respect to each Well, the Allocated Value of such Well; and

(ii)                                  with respect to each Lease, the Allocated Value for such Lease; and

(b)                                                              with respect to a Title Defect will be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, or amounts for which Buyer otherwise receives credit in the calculation of the Base Purchase Price.

8.8                               Title Benefit.

Seller has the right, but not the obligation, to notify Buyer in the Examination Period of any Title Benefit discovered by Seller, such notice which must include:

(a)                                                              a description of the Title Benefit;

(b)                                                              the Lease or Well affected;

(c)                                                               the Allocated Value of the Lease or Well subject to such Title Benefit;

(d)                                                              supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit; and

(e)                                                               the amount by which Seller reasonably believes the Allocated Value of each such Lease or Well is increased by such Title Benefit, and the computations upon which Seller’s belief is based.

With respect to each Lease or Well affected by a Title Benefit, an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Lease or Well caused by such Title Benefit will be exclusively used to offset and reduce Title Defect Amounts hereunder.  Seller will be deemed to have waived all Title Benefits of which it has not given notice to Buyer in the Examination Period or promptly following Seller’s receipt of the last Defect Notice.

8.9                               Individual Title Threshold.

Notwithstanding anything to the contrary in this Section 8, Buyer may not and has no right to assert or recover for, and there will be no adjustment to the Base Purchase Price or other remedy for, any individual Title Defect where the applicable Title Defect Amount therefor does not exceed fifty thousand dollars ($50,000.00) (each such amount (as applicable), the “Individual Title Threshold”).

8.10                        No Agreement.

If the Parties are unable to agree upon the existence of a Title Defect or Title Benefit, or are unable to agree upon any Title Defect Amount or Title Benefit Amount, on or before the end of the Cure Period, then such dispute will be exclusively and finally resolved as follows:

(a)                                                              No later than five (5) days after the end of the Cure Period, the Parties shall meet and attempt to mutually agree on a resolution to the dispute.

(b)                                                              If the Parties are unable to resolve the dispute within no later than fifteen (15) days after the end of the Cure Period, then the dispute will be resolved by a title attorney with at least ten (10) years’ experience in oil and gas title matters in the region where the affected Well or Lease is located (such title attorney, the “Title Arbitrator”).

(c)                                                               The Title Arbitrator will be selected by agreement of the Parties.  If the Parties are unable to agree on the Title Arbitrator no later than thirty (30) days after the end of the Cure Period, then the Title Arbitrator will be selected by the office of the American Arbitration Association located in Houston, Texas.

(d)                                                         Unless otherwise agreed by the Parties, the Title Arbitrator may not have worked as an employee or outside counsel for either Party or its Affiliates during the five (5) year period immediately preceding the end of the Cure Period or have any financial interest in the dispute.

(e)                                                            The arbitration proceeding will be held in Harris County, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 8.10.

(f)                                                             The Title Arbitrator’s determination will be made no later than fifteen (15) days after the date of submission of the matters in dispute and will be final and binding on the Parties without right of appeal.  In making his decision, the Title Arbitrator will be bound by the rules set forth in this Section 8 and this Agreement and may consider such other matters as in the opinion of the Title Arbitrator are reasonably necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator, including landmen, other title attorneys and petroleum engineers.  The Title Arbitrator will act as an expert for the limited purpose of determining the existence of a Title Defect or Title Benefit and the specific disputed Title Defect Amount and Title Benefit Amount submitted by any Party and may not award damages, interest or penalties to either Party with respect to any other matter.

(g)                                                            Each of the Parties will bear its own legal fees and other costs of presenting its case.  The costs and expenses of the Title Arbitrator will be borne by the Parties in inverse proportion as the Parties prevail (by dollar amounts) in all matters in dispute.

8.11                        Sole and Exclusive Remedy.

Except in connection with Buyer’s rights arising hereunder with respect to any breach of Seller’s covenants pursuant to Sections 2.5, 3.5, 6.1(b)(i) and/or 6.10 and except for Buyer’s rights pursuant to Section 13.1(d) and under the special warranty of title set forth in the Conveyance, (a) this Section 8 represents Buyer’s sole and exclusive remedies with respect to title to the Leases and Wells and (b) any and all rights of Buyer with respect to other representations, warranties or covenants of title by Seller (other than pursuant to this Section 8) of any kind or nature, either express, implied or statutory, with respect to the Assets are hereby waived and disclaimed in their entirety by Buyer.

9.                                      ENVIRONMENTAL MATTERS

9.1                               Exclusive Rights and Obligations.

Except in connection with Buyer’s rights arising hereunder with respect to any breach by Seller of Sections 2.5, 3.5, 5.1(i), 6.10 and/or the first sentence in Section 6.1 and except for Buyer’s rights under Section 11.2(a)(v) and Section 13.1(d), this

Section 9 sets forth the Parties’ rights and obligations with respect to all environmental matters relating to the Assets.

9.2                               Environmental Assessment.

Subject to the other provisions of this Section 9, Buyer will have the right during the Examination Period to conduct a Phase I Environmental Assessment as provided in ASTM E1527-05, independently on its own behalf and account (“Environmental Assessment”), and in connection therewith shall have the right to enter the Leases that Seller operates and inspect the Assets thereon; provided, however, that Seller does not warrant and Buyer does not have the right to enter the Leases that are operated by outside parties and are not operated by Seller.  Buyer must obtain permission from such outside parties in order for Buyer to gain access to perform an Environmental Assessment of such Leases, and Seller will use Seller’s commercially reasonable efforts to assist Buyer in obtaining such permission.  Seller or its respective designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are onsite on Assets.  Buyer shall perform the Environmental Assessment in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations and in compliance with all applicable Laws and customary industry practices.  Buyer shall provide Seller with no less than forty-eight (48) hours prior notice of any inspection as part of the Environmental Assessment, and Seller has the right, but not the obligation, to witness all such inspections.  Prior to Closing, Buyer shall keep the results of the Environmental Assessment confidential in accordance with the terms of the Confidentiality Agreement and shall not use such results for any purpose other than for the purpose of exercising Buyer’s right under this Agreement; provided Buyer shall not disclose the results of the Environmental Assessment in respect of any Assets not actually acquired by Buyer.

9.3                               NORM and Hazardous Materials.

Without modifying any obligations or remedies under this Agreement, Buyer acknowledges that the Assets have been used for exploration, development, and production of Hydrocarbons and that there may be Hydrocarbons, produced water, wastes, Hazardous Materials or other materials located on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets, and the materials and equipment located on the Assets or included in the Assets may contain wastes, Hazardous Materials and/or NORM.  NORM may affix or attach itself to the inside of Wells, materials and equipment as scale or in other forms.  Hazardous Materials, NORM containing material, and/or wastes may have come in contact with soil or other environmental media.  Special procedures may be required for the remediation, removal, transportation, disposal or other management or handling of soil, water, wastes, Hazardous Materials, and NORM from the Assets.  Notwithstanding anything contained in this Agreement to the contrary, the existence of NORM associated with the Assets shall not be an Environmental Liability, unless action is required to address a violation of Environmental Law.

9.4                               Environmental Liability Notice.

Buyer may, by delivery of written notice to Seller on or before the end of the Examination Period, assert the existence of an alleged Environmental Liability (such notice, the “Environmental Liability Notice”) reasonably disclosed by the Environmental Assessment, if any, that Buyer reasonably believes in good faith may constitute an Environmental Liability.  Except in connection with (a) Buyer’s rights on account of any breach by Seller of its representations and warranties set forth in Section 5.1(i), (b) Buyer’s rights arising hereunder with respect to any breach by Seller of Sections 2.5, 3.5, 6.10 and/or the first sentence in Section 6.1 and (c) Buyer’s rights under Section 11.2(a)(v) and Section 13.1(d), (a) no claims for Environmental Liability may be submitted after the Examination Period and (b) any matters that may otherwise constitute Environmental Liabilities, but for which Buyer has not delivered an Environmental Liability Notice to Seller prior to the expiration of the Examination Period, shall be deemed to have been waived by Buyer for all purposes.  Buyer shall use its commercially reasonable efforts to provide Seller, on or before the end of each calendar week prior to the expiration of the Examination Period, written notice of all alleged Environmental Liabilities  reported to Buyer by any of Buyer’s or any of its Affiliates’ employees or environmental consultants conducting Buyer’s Environmental Assessment during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period, provided that failure to provide preliminary notice of an Environmental Liability shall not prejudice Buyer’s right to assert such Environmental Liability hereunder.  The fees, costs and expenses incurred by Buyer in conducting its Environmental Assessment or any other due diligence investigation will be borne by Buyer for its sole account.  Additionally, where Seller has a permit application that was timely filed and complete and accurate in all material respects pending before the applicable Governmental Authority, failure of Seller to not have such permit will not be an Environmental Liability, provided that such permit when issued provides permit coverage relating back to the date such permit was required.

9.5                               Environmental Liability Notice - Details.

Each Environmental Liability Notice asserting a claim for an Environmental Liability must be in writing and include the following:

(a)                                                         a description of the alleged Environmental Liability;

(b)                                                         the Assets affected by the Environmental Liability;

(c)                                                          supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Liability; and

(d)                                                           the estimated amount of the Lowest Cost Response for the alleged Environmental Liability (the “Environmental Liability Amount”) and the computations upon which Buyer’s belief is based.

9.6                               Cure by Seller.

Seller has the right, but not the obligation, at Seller’s sole cost and expense, to cure any Environmental Liability asserted in an Environmental Liability Notice, during the Cure

Period.  If, by the end of the Cure Period, an Environmental Liability which was the subject of an Environmental Liability Notice has not been so cured, then the Base Purchase Price shall be reduced by an amount agreed upon in writing between the Parties as being a reasonable estimate of the Lowest Cost Response applicable to such Environmental Liability; provided the validity or Lowest Cost Response of such Environmental Liability shall be resolved pursuant to Section 9.8 in the event the Parties do not agree on the validity of such Environmental Liability or the Parties cannot reach agreement on the Lowest Cost Response.

9.7                               Individual Environmental Threshold.

Notwithstanding anything to the contrary in this Section 9, Buyer may not and has no right to assert or recover for, and there will be no adjustment to the Base Purchase Price or other remedy for, any individual Environmental Liability unless and until the applicable Environmental Liability Amount exceeds fifty thousand dollars ($50,000.00) (the “Individual Environmental Threshold”).

9.8                               No Agreement.

If the Parties are unable to agree upon the validity of an alleged Environmental Liability or the Parties cannot reach agreement on the Environmental Liability Amount on or before the end of the Cure Period, then such dispute will be exclusively and finally resolved as follows:

(a)                                                          No later than five (5) days after the end of the Cure Period, the Parties shall meet and attempt to mutually agree on a resolution to the dispute.

(b)                                                           If the Parties are unable to resolve the dispute within no later than fifteen (15) days after the end of the Cure Period, then the dispute will be resolved by an environmental attorney with at least ten (10) years’ experience in oil and gas environmental matters in the region where the affected Asset is located (such title attorney, the “Environmental Arbitrator”).

(c)                                                           The Environmental Arbitrator will be selected by agreement of the Parties.  If the Parties are unable to agree on the Environmental Arbitrator no later than thirty (30) days after the end of the Cure Period, then the Environmental Arbitrator will be selected by the office of the American Arbitration Association located in Houston, Texas.

(d)                                                          Unless otherwise agreed by the Parties, the Environmental Arbitrator may not have worked as an employee or outside counsel for either Party or its Affiliates during the five (5) year period immediately preceding the end of the Cure Period or have any financial interest in the dispute.

(e)                                                           The arbitration proceeding will be held in Harris County, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 9.8.

(f)                                                            No later than ten (10) days after the appointment of the Environmental Arbitrator, each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of the disputed environmental matter which proposed resolution shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the disputed environmental matter.  The Environmental Arbitrator’s determination will be made no later than fifteen (15) days after the date of submission of the matters in dispute and will be final and binding on the Parties without right of appeal.  In making his decision, the Environmental Arbitrator will be bound by the rules set forth in this Section 9 and this Agreement and may consider such other matters as in the opinion of the Environmental Arbitrator are reasonably necessary or helpful to make a proper determination.  Additionally, the Environmental Arbitrator may consult with and engage disinterested third parties to advise the Environmental Arbitrator.  The Environmental Arbitrator will act as an expert for the limited purpose of determining validity of an alleged Environmental Liability or the Environmental Liability Amount and may not award damages, interest or penalties to either Party with respect to any other matter.

(g)                                                           Each of the Parties will bear its own legal fees and other costs of presenting its case.  The costs and expenses of the Environmental Arbitrator will be borne by the Parties in inverse proportion as the Parties prevail (by dollar amounts) in all matters in dispute.

9.9                               Sole and Exclusive Remedy.

Except in connection with Buyer’s rights arising hereunder with respect to any breach by Seller of Sections 2.5, 3.5, 5.1(i), 6.10 and/or the first sentence in Section 6.1 and except for Buyer’s rights under Section 11.2(a)(v) and Section 13.1(d), the only representation, warranty and covenants being made by Seller with respect to Seller’s Environmental Liability in respect of the Assets are set forth in this Section 9 and represent Buyer’s sole and exclusive remedies with respect to title to such Environmental Liability.  Except in connection with Buyer’s rights arising hereunder with respect to any breach by Seller of Sections 2.5, 3.5, 5.1(i), 6.10 and/or the first sentence in Section 6.1 and except for Buyer’s rights under Section 11.2(a)(v) and Section 13.1(d), any and all other environmental or similar representations, warranties or covenants by Seller, of any kind or nature, either express, implied or statutory, with respect to the Assets are hereby waived and disclaimed in their entirety by Buyer.

10.                               AGGREGATE DEDUCTIBLE

Notwithstanding anything to the contrary in Section 8 or Section 9, Buyer may not and has no right to assert or recover for, and there will be no adjustment to the Base Purchase Price or other remedy for, any Title Defect that exceeds the Individual Title Threshold or any Environmental Liability that exceeds the Individual Environmental Threshold unless and until the aggregate sum of all Title Defect Amounts and all Environmental Liability

Amounts exceeds two percent (2%) of the Base Purchase Price (the “Aggregate Deductible”), after which point Buyer will be entitled to adjustments to the Base Purchase Price as set forth in Section 8 and in Section 9 for any amounts which have been finally determined in excess of the Aggregate Deductible only.

11.                               ASSUMPTION; INDEMNIFICATION; WAIVERS

11.1                        Assumption.

Without limiting Buyer’s rights to indemnity under this Section 11, from and after the Closing, Buyer:

(a)                                                          assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all obligations and liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including obligations and liabilities relating in any manner to the Material Contracts or the condition, use, ownership, or operation of the Assets; and

(b)                                                          without limiting the generality of Section 11.1(a), shall be solely liable and responsible for the proper plugging and abandoning of all wells now located on or hereafter drilled on the Property, and any surface restoration or environmental clean-up or Environmental Liability associated therewith, all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided that Buyer does not assume (and the term “Assumed Obligations” shall not include) any obligations or liabilities of Seller to the extent that they are attributable or relate to any Excluded Asset or any Taxes specifically allocated to Seller in Section 6.7(a)(ii).

11.2                        Indemnification.

(a)                                                          Seller’s Indemnity.  From and after Closing, Seller shall indemnify, defend, and hold harmless Buyer, its Affiliates and each of their respective officers, members, managers, partners, directors, employees and representatives (the “Buyer Indemnified Parties”) against any and all liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”), incurred or suffered by any of the Buyer Indemnified Parties as a result of, relating to or arising out of any of the following:

(i)                                    any breach of any representation or warranty made by Seller herein; and

(ii)                                 breach of any covenant or agreement made or to be performed by Seller under this Agreement;

(iii)                              mispayment or nonpayment of amounts to co-working interest owners and/or owners of royalties and other burdens on production with respect to the Assets and the periods of time prior to the Effective Date, which liabilities exceed $500,000 in the aggregate; but expressly excluding any such mispayment or nonpayment in respect of the litigation described in Schedule 3 and for which Buyer is indemnified under Section 11.2(a)(viii);

(iv)                             the payment, underpayment or nonpayment of Taxes for which Seller is responsible hereunder and any Taxes imposed on or with respect to any Excluded Asset or any other assets excluded from the transactions contemplated hereby pursuant to the terms of this Agreement;

(v)                                offsite waste disposal relating to Assets operated by Seller occurring prior to the Effective Date;

(vi)                             Third Party Claims in respect of personal injury or death claims relating to (A) violations of OSHA by Seller in connection with the ownership or operation of the Assets prior to Closing and/or (B) incidents reportable under OSHA arising in connection with the ownership or operation of the Assets prior to Closing;

(vii)                          Third Party Claims relating Seller’s gross negligence or willful misconduct in connection with its operation of the Assets prior to Closing; and

(viii)                       the litigation described in Schedule 3, limited to any claims thereunder to the extent relating to events or claims attributable to periods prior to the Effective Date.

(b)                                                              Buyer Indemnity.  From and after Closing, Buyer shall indemnify, defend, and hold harmless Seller, its Affiliates and each of their respective officers, members, managers, partners, directors, employees, and representatives (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered by any of the Seller Indemnified Parties as a result of, relating to or arising out of any of the following:

(i)                                    any breach of any representation or warranty made by Buyer herein;

(ii)                                 the breach of any covenant or agreement made or to be performed by Buyer under this Agreement;

(iii)                              the Assumed Obligations; and

(iv)                             obligations under the Oneok Agreement to the extent (and then only to the extent) pertaining to the Assets (and not to any other asset or property now owned or hereinafter acquired by Buyer).

11.3                       Express Negligence Rule.

The indemnification and waiver provisions in this Section 11 shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification, except in the case of gross negligence or willful misconduct by such Person.

11.4                        Limitations on Liability.

(a)                                                              Limitation.  If a Buyer Indemnified Party is entitled to indemnity under Section 11.2(a), any such claim shall be satisfied solely and exclusively against the Indemnity Cap; provided (i) that such limitation shall not apply to Losses resulting from any Excepted Matter, and (ii) that such limitation shall not apply to Losses resulting from any breach of any covenant, agreement or indemnity of Seller set forth in any of Sections 6.1, 6.9, 6.10, 7.2, 7.3, 8.6, 8.10, 9.6, 9.8, 11.2(a)(iii), 11.2(a)(v), 11.2(a)(vi) or 11.2(a)(vii) (each a “Secondary Cap Matter”).  If a Buyer Indemnified Party is entitled to indemnity under Section 11.2(a) with respect to any Secondary Cap Matter, any such claim shall be satisfied solely and exclusively against the Secondary Indemnity Cap.  Therefore (A) except with respect to the Excepted Matters and the Secondary Cap Matters, (1) the maximum aggregate liability of Seller under Section 11.2(a) shall not exceed the Indemnity Cap, and (2) the Buyer Indemnified Parties shall have no further right to such indemnity under Section 11.2(a) at such time as funds paid by Seller for such indemnity exceeds the Indemnity Cap, and (B) the maximum aggregate liability of Seller under Section 11.2(a) for the Secondary Matters shall not exceed the Secondary Indemnity Cap and the Buyer Indemnified Parties shall have no further right to indemnity under Section 11.2(a) for such Secondary Indemnity Matters at such time as funds paid by Seller for such indemnity exceed the Secondary Indemnity Cap.

(b)                                                              Survival of Buyer Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements of Buyer under this Agreement will survive Closing without limitation or such shorter period if expressly set forth in this Agreement.

(c)                                                               Survival of Seller Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements of Seller under this Agreement will survive Closing as follows:

(i)                                    Seller’s covenants and agreements in Sections 6.1 will survive for a period of three (3) months after Closing;

(ii)                                 Seller’s covenants and agreements in Section 7.3 will survive for a period of nine (9) months after Closing;

(iii)                              Seller’s covenants and agreements in Section 6.15 shall survive for a period of twenty-four (24) months after Closing;

(iv)                             Seller’s covenants and agreements in Sections 6.9, 6.10, 8.6, 8.10, 9.6 and 9.8 shall survive in accordance with their terms until fully satisfied;

(v)                                Seller’s indemnities and covenants in Sections 11.2(a)(iii), 11.2(a)(v), and 11.2(a)(vi) will survive for a period of twelve (12) months after Closing;

(vi)                             Seller’s representations, warranties, covenants, agreements and indemnities in respect of the Sections 6.4, 6.12(c), 6.13(c), 6.13(d), 14 and the Excepted Matters shall survive Closing without limitation; and

(vii)                          except as set forth in Section 11.4(c)(i) through 11.4(c)(vi), all other covenants and agreements of Seller, and Seller’s representations and warranties under this Agreement, will survive for a period of six (6) months after Closing.

(d)                                                              Reductions.  The amount of any Losses subject to indemnification under this Section 11 shall be reduced or reimbursed, as the case may be, by any third party insurance proceeds and third party recoveries actually received by the Indemnified Party with respect to such Losses (provided that no Party shall have no obligation to seek any such proceeds or recoveries).  If an Indemnified Party receives an amount under insurance coverage or from such third party with respect to Losses that were the subject of indemnification provided by the other Party under this Section 11 at any time subsequent to indemnification provided thereunder, then such Indemnified Party promptly reimburse such other Party.

(e)                                                               Mitigation. Each Indemnified Party shall make commercially reasonable efforts to mitigate or minimize Losses under this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Section 11; provided that such Indemnified Party shall not be required to incur material expense or risk to mitigate or minimize any such Losses.  If an Indemnified Party fails to so mitigate an indemnifiable loss under the preceding sentence, the Indemnifying Party shall have no liability for any portion of such loss that reasonably could have been avoided had the Indemnified Party made such efforts.

11.5                        Procedures.

Claims for indemnification under this Agreement shall be asserted and resolved as follows.

(a)                                                              Third Party Claim.  If any Person entitled to seek indemnification under Section 11.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 11.2, the Indemnified Party shall promptly:

(i)                                     notify the Party obligated to the Indemnified Party pursuant to Section 11.2 (the “Indemnifying Party”) of the Third Party Claim; and

(ii)                                  transmit to the Indemnifying Party a Notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent (and then only to the extent) the Indemnifying Party is prejudiced by such delay or omission.

(b)                                                              Indemnifying Party.  Except with respect to Tax Audits described in Section 6.7(c), the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim if the Indemnifying Party notifies the Indemnified Party within thirty (30) days from its receipt of a Claim Notice.  If the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an identifiable Loss under this Section 11), then the Indemnifying Party shall have the right to defend such Third Party Claim in good faith with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 11.5(b).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement or consent to the entry of any judgment with respect thereto without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) that (i) does not result in a final resolution of the Indemnified Parties’ liability to the third party with respect to the claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such claim) or (ii) may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying

Party elects to contest pursuant to this Section 11.5(b), including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.5(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)                                                               Indemnified Party.  Except with respect to Tax Audits described in Section 6.7(c), if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.5(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.5(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)                                                              Direct Claim.  Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the events that gave rise to such Direct Claim.  Such Notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of ten (10) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such Direct Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

11.6                        Waiver of Consequential Damages.

With respect to any and all Losses for which indemnification may be available hereunder, no Indemnifying Parties shall have any liability for any consequential, indirect, punitive, exemplary, and special damages with respect to any claim for which an Indemnifying Party may have liability pursuant to this Agreement; provided, however, that this waiver shall not apply to the extent such consequential, indirect, punitive, exemplary, or special damages are awarded in a proceeding brought or asserted by a third party against an Indemnified Party.

11.7                        Waivers and Disclaimers.

(a)                                                              Title Matters.  The only representations, warranties, or covenants being made by Seller with respect to Seller’s title to the Assets are in the applicable Conveyance and Section 8 and all other representations, warranties, or covenants of title of any kind or nature, either express, implied, or statutory, are hereby waived and disclaimed in their entirety; provided, however, nothing in this Section 11.7 shall operate to waive Buyer’s rights arising hereunder with respect to any breach of Seller’s covenants set forth in Sections 2.5, 3.5, 6.1(b)(i) and/or 6.10  or Buyer’s rights under Section 13.1(d) and under the special warranty of title set forth in the Conveyance.

(b)                                                              No Reliance.  As of Closing, Buyer has reviewed and had access to all contracts, documents, records, and information that Buyer has desired to review in connection with its decision to consummate the transactions contemplated under this Agreement, except to the extent Seller has prevented or denied Buyer access to conduct the due diligence contemplated under Section 6.2, Section 8 (in respect of title matters) and/or Section 9 (in respect of environmental matters). Buyer has not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by Seller or its Affiliates or any of their Representatives, except for the representations and warranties of Seller set forth in this Agreement.  In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer has relied and will rely solely upon its own knowledge, investigation, and analysis (and that of its Representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller or its Affiliates or any of their Representatives, other than the representations and warranties of Seller set forth in this Agreement.

(c)                                                               Limited Duties.  Any and all duties and obligations which either Party may have to the other Party with respect to or in connection with the Assets, this Agreement, or the transactions contemplated hereby are limited to those in this Agreement.  The Parties do not intend that:

(i)                                     the duties or obligations of either Party, or the rights of either Party, will be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever; or

(ii)                                  any equitable or legal principle or any implied obligation of good faith or fair dealing or any other matter requires either Party to incur, suffer, or perform any act, condition, or obligation contrary to the terms of this Agreement and that it would be unfair, and that they do not intend, to increase any of the obligations of any Party under this Agreement on the basis of any implied obligation or otherwise.

(d)                                                              Defects.  Except for representations and warranties of Seller expressly set forth herein and the special warranty of title set forth in the Conveyance, the Assets are being conveyed and assigned to and accepted by Buyer in their “as is, where is” condition and state of repair, and with all faults and defects, without any representation, warranty, or covenant of any kind or nature, express, implied, or statutory, including warranties of marketability, quality, condition, conformity to samples, merchantability, or fitness for a particular purpose, all of which are expressly disclaimed by Seller and waived by Buyer.  Buyer recognizes that the Assets have been used for oil and gas drilling, production, gathering, pipeline, transportation, storage, and related operations.  Physical changes in the Assets and in the lands included therein may have occurred as a result of such uses.  The Assets also may include buried pipelines and other equipment, the locations of which may not be known by Seller or readily apparent by a physical inspection of the Assets.  It is understood and agreed that, subject to Seller’s compliance with its covenants in Section 6.2 and Section 9.2, Buyer shall have inspected prior to Closing (or shall be deemed to have waived its right to inspect) the leases, equipment, pipelines, and the associated premises included in the Assets and satisfied itself as to their physical and environmental condition, both surface and subsurface, and that, subject to the representations and warranties of Seller set forth in this Agreement, Buyer shall accept all of the same in their “as is, where is” condition and state of repair, and with all faults and defects, including the presence of NORM and man-made material fibers.

(e)                                                               Additional Disclaimers.  Seller makes no representation, covenant, or warranty, express, implied, or statutory:

(i)                                     as to the accuracy or completeness of any data or records delivered to Buyer with respect to the Assets; or

(ii)                                  concerning the quality or quantity of Hydrocarbon reserves, if any, attributable to the Assets, or the ability of the Assets to produce Hydrocarbons, or the product prices which Seller is or will be entitled to receive from the sale of any such Hydrocarbons.

11.8                        Exclusive Remedy and Release.

Absent fraud, except as set forth in Sections 2.8, 3.5, 6.10, 8.6, 8.10, 9.6, and 9.8 and except for Buyer’s rights with respect to the special warranty of title contained in the Conveyance, the indemnification and remedies set forth in this Section 11 shall constitute the sole and exclusive post-Closing remedies of the Parties with respect to any breach of representation or warranty or non-performance of any covenant or agreement contained in this Agreement.  Absent fraud, except for the remedies of the Parties under this Section 11 and Buyer’s rights with respect to the special warranty of title contained in the Conveyance and except with respect to the rights of the Parties under Sections 2.8, 3.5, 6.10, 8.6, 8.10, 9.6, and 9.8, if the Closing occurs, each Party hereby waives, releases, acquits, and forever discharges the other Party, its partners, their Affiliates, and its and their officers, directors, members, managers, partners, employees, or agents, or any other Person acting on behalf of such other Party, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses, or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, which Buyer or Seller, as applicable, may have or which may arise in the future directly or indirectly arising out of the condition, use, ownership or operation of the Assets or the transactions contemplated hereby, including any of the foregoing that is from or relating to the possession, use, handling, management, disposal, investigation, remediation, cleanup, or release of any Hazardous Material or any Environmental Law applicable thereto.

12.                               CONDITIONS PRECEDENT TO CLOSING

12.1                        Buyer’s Conditions Precedent.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)                                                              Representations and Warranties.  The representations and warranties of Seller qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)                                                              Performance of Covenants and Agreements by Seller.  Seller shall have performed and complied in all material respects with all other obligations and agreements required in this Agreement to be performed or complied with by them, in each case, on or prior to the Closing Date.

(c)                                                               Material Adverse Effect.  There shall not have been any Material Adverse Effect since the Execution Date that has not been cured (at Seller’s sole cost and expense, unless otherwise set forth in this Agreement) prior to the Closing Date.

(d)                                                              No Injunctions or Restraints.  No Legal Proceedings (exclusive of Legal Proceedings initiated by Buyer or any of its Affiliates) have been instituted or threatened or claim or demand made against Seller or Buyer, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there is not in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(e)                                                               Approvals.  Seller shall have obtained or made any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)                                                                Deliveries.  Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 3.4.

(g)                                                               Oneok Agreement.  Oneok shall have executed the Partial Assignment and Release.

12.2                        Seller’s Conditions Precedent.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)                                                              Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the Execution Date and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)                                                              Performance of Covenants and Agreements by Buyer.  Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(c)                                                               No Injunctions or Restraints.  No Legal Proceedings (exclusive of Legal Proceedings initiated by Seller or any of their Affiliates) have been instituted or threatened or claim or demand made against Seller or Buyer seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there is not in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(d)                                                              Approvals.  Buyer shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e)                                                               Deliveries.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Sections 3.3 and 6.11.

13.                               TERMINATION

13.1                        Termination Rights.

This Agreement may be terminated at any time prior to the Closing:

(a)                                                              by mutual written consent of Buyer and Seller;

(b)                                                              by either Seller or Buyer if:

(i)                                     Closing has not occurred by September 1, 2014; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(b)(i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date; or

(ii)                                  any Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable;

(c)                                                               by Buyer if Seller has failed to materially comply with its respective covenants and agreements contained in this Agreement, or by Seller if Buyer has failed to materially comply with its respective covenants and agreements contained in this Agreement, and, in each case, such failure has not been, or cannot be, cured within ten (10) days after notice and demand for cure thereof; provided, however, that a Party may not terminate this Agreement pursuant to this Section 13.1(c) if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform would, individually or in the aggregate, give rise to the failure of a condition described in Section 12.1 or 12.2, as applicable;

(d)                                                              by either Seller or Buyer, upon written notice to the other, if the sum of (i) all Title Defect Amounts (asserted by Buyer in good faith), plus (ii) the Environmental Liability Amount (asserted by Buyer in good faith), plus (iii) the sum of all Casualty Losses (determined by Seller in good faith), (iv) plus the sum of all adjustments pursuant to Section 7.3(b) (except for Consents customarily received post-Closing from Governmental Authorities, including those Consents to be requested pursuant to Section 7.3(a)(ii)) exceeds twenty-five percent (25%) of the Base Purchase Price.

13.2                        Effect of Termination.

If this Agreement is terminated by either Seller or Buyer pursuant to the provisions of Section 13.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, managers, officers, members or stockholders, except pursuant to the provisions of, Section 2.3, Section 6.6, 11.6, this Section 13, Section 14 (other than 14.12), and the Confidentiality Agreement (which shall continue pursuant to its terms); provided, however, that, subject to Section 13.3, a termination of this Agreement will not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination.  If this Agreement is terminated, Buyer will continue to be bound by the Confidentiality Agreement.

13.3                        Distribution of Deposit upon Termination.

(a)                                                              If Seller terminates this Agreement:

(i)                                     pursuant to Section 13.1(c); or

(ii)                                  pursuant to Section 13.1(b)(i) as the result of a material default or material breach by Buyer of Buyer’s obligations hereunder, then Seller shall be entitled to the Performance Deposit as liquidated damages, free of any claims by Buyer or any other Person with respect thereto (and the Parties shall deliver to the Escrow Agent joint written instructions to deliver the Performance Deposit to Seller).  The Performance Deposit shall be Seller’s sole and exclusive remedy and as full and complete satisfaction of any losses that may be suffered by Seller as a result of such termination and Seller shall be deemed to have waived any and all other rights and remedies available to Seller in respect of such termination (including liability for breach of this Agreement before such termination).  It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages under the circumstances and does not constitute a penalty.

(b)                                                              If this Agreement is terminated for any reason other than the reasons set forth in Section 13.3(a), then the Parties shall promptly deliver joint written instructions to the Escrow Agent to deliver the Performance Deposit to Buyer.

13.4                        Extension Costs.

If this Agreement is terminated for any reason, then Seller may retain any Extension Costs prepaid by Buyer and any rights or interest thereto, as liquidated damages, free of any claims by Buyer or any other Person with respect thereto.  The Extension Costs prepaid by Buyer and any rights or interest thereto shall be Seller’s sole and exclusive remedy and as full and complete satisfaction of any losses that may be suffered by Seller as a result of such termination in respect of the Lease extensions, and Seller shall be deemed to have waived any and all other rights and remedies available to Seller in respect of such termination (including liability for breach of this Agreement before such termination).  It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages under the circumstances and does not constitute a penalty.

14.                               MISCELLANEOUS

14.1                        Notices.

All notices and other communications between the Parties pursuant to this Agreement (“Notices”) must be in writing and properly addressed as set forth below, and will be deemed to have been duly given when (i) received if during normal business hours (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), in delivered in person or by United States mail, with all postage and other charges fully prepaid, having been sent registered or certified mail return receipt requested or Federal Express overnight delivery (or other reputable overnight delivery service), or (iii) delivered by facsimile or e-mail and promptly confirmed by delivery in person or post as aforesaid in each case if received during the recipient’s normal business hours (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day):

(a)                                                              If to Seller, to:

Marathon Oil Company

5555 San Felipe

Houston, Texas 77056

Fax: (713) 513-4486

E-mail: benwalker@marathonoil.com

Attention: Ben Walker

(b)                                                              If to Buyer, to:

Triangle USA Petroleum Corporation

1200 17th Street, Suite 2600

Denver, CO 80202

Fax:  (303) 260-5080

E-mail:  MRoss@trianglepetroleum.com

Attention:  Mike Ross

or to such other address or addresses as the Parties may from time to time designate in writing.

14.2                        Assignment.

Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

14.3                        Rights of Third Parties.

Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

14.4                        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or email copies hereof or signature hereon shall, for all purposes, be deemed originals.  No Party shall be bound until such time as all of the Parties have executed and delivered counterparts of this Agreement.

14.5                        Entire Agreement.

This Agreement (together with the schedules and exhibits to this Agreement), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, which may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

14.6                        Disclosure Schedule.

Unless the context otherwise requires, all capitalized terms used in the schedules hereto shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the schedules hereto shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the schedules.  No disclosure in the schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the schedules.  To the extent reasonably inferable from the reference that it would qualify another representation or warranty, each disclosure in the Schedules will be deemed to qualify such representation or warranty of Seller notwithstanding the lack of a specific cross reference.

14.7                        Amendments.

This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

14.8                        Publicity.

Buyer or Seller may make any press release or other public communication or announcement in connection with the execution and Closing of transactions under this Agreement; provided that the Person making such release, communication, or announcement provides the other Party reasonable opportunity to review and comment on any such release, communication, or announcement.  Except for the foregoing, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned, or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.  In the event that a Party believes it is required to issue or make any press release or announcement, such Party shall (i) give prompt notice thereof to the other Party, (ii) allow such other Party reasonable opportunity to review and provide comments with respect to the content of such press release or announcement, and (iii) use commercially reasonable efforts to incorporate any reasonable comment from any other Party prior to any release or announcement.

14.9                        Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall negotiate in good faith to amend or otherwise modify this Agreement in an acceptable manner to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

14.10                 Governing Law; Jurisdiction.

(a)                                                              Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles.

(b)                                                              Forum.  The Parties agree, apart from arbitration as set forth herein, that the appropriate, exclusive, and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Harris County, Texas with respect to any matter under this Agreement shall be binding.

(c)                                                               Jurisdiction.  To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 14.10(b).

(d)                                                              Waiver.  The Parties agree that they hereby irrevocably waive the right to trial by jury in any action to enforce or interpret the provisions of this Agreement.

14.11                 Waivers.

Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.12                 Recording.

As soon as practicable after the Closing, Buyer shall record the Conveyances and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.

14.13                 Conspicuous.

The Parties agree that, to the extent required by applicable Law to be effective or enforceable, the provisions of this Agreement in bold-type font are “conspicuous” for the purpose of any applicable Law.

14.14                 Time of Essence.

This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement as of the Execution Date.

SELLER:		BUYER:

MARATHON OIL COMPANY		TRIANGLE USA PETROLEUM
CORPORATION

By:	/s/ Patrick J. Wagner	By:	/s/ Jonathan Samuels
Name:	Patrick J. Wagner	Name:	Jonathan Samuels
Title:	Vice President Corporate Development	Title:	President

Signature Page to Purchase and Sale Agreement